Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
THE HOME DEPOT, INC.,
STAR ACQUISITION MERGER SUB INC.,
SHINGLE ACQUISITION HOLDINGS, INC.
and
solely in its capacity as the initial Holder Representative,
SHINGLE ACQUISITION, LP
dated as of March 27, 2024

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [****].

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ANNEXES
Annex A – Form of Certificate of Merger
Annex B – Form of Escrow Agreement
Annex C – Form of Letter of Transmittal
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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of March 27, 2024, is entered into by and among The Home Depot, Inc., a Delaware corporation (“Acquiror”), Star Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Acquiror (“Merger Sub”), Shingle Acquisition Holdings, Inc., a Delaware corporation (the “Company”), and Shingle Acquisition, LP, a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder.
RECITALS
WHEREAS, the respective boards of directors (or the equivalent governing body) of Acquiror, Merger Sub and the Company have (a) determined that the Merger is in the best interest of their respective companies and respective equityholders; (b) approved this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and (c) in the case of the board of directors of the Company, has resolved to recommend to the stockholders of the Company the approval of this Agreement and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, within twenty-four (24) hours following the execution of this Agreement, the Company shall have obtained and delivered to Acquiror a copy of the Company Stockholder Approval; and
WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Holders.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1Definitions. As used herein, the following terms shall have the following meanings:
“2023 Actual EBITDA” means the Company EBITDA for the twelve (12) months ended December 31, 2023, calculated by replacing the dollar amount set forth next to each line item expressly listed on Schedule 1.1(a) with the corresponding amount for such line item set forth in the 2023 Audited Financials; provided, however, that for purposes of replacing such dollar amounts, if there are changes to the dollar amount set forth next to any line item expressly listed on Schedule 1.1(a) and the corresponding amount for such line item set forth in the 2023 Audited Financials that are attributable to any non-cash adjustments made in the 2023 Audited Financials by, or at the direction or recommendation of, the auditor of the Company as a result of its audit procedures, such changes shall be disregarded for purposes of calculating 2023 Actual EBITDA (and shall be so disregarded whether such non-cash adjustments were made directly in such line items or were made in other line items in the 2023 Audited Financials that ultimately impact the amounts included in any line item expressly listed on Schedule 1.1(a)).
“2023 Audited Financials” has the meaning specified in Section 6.11.
“2023 EBITDA Adjustment Amount” means, solely in the event that the 2023 Actual EBITDA is less than the 2023 EBITDA Variance Amount, an amount equal to the product of (i) an amount equal to (A) the 2023 EBITDA Variance Amount minus (B) the 2023 Actual EBITDA multiplied by (ii) the EBITDA Multiple.
“2023 EBITDA Variance Amount” means the 2023 EBITDA variance amount set forth on Schedule 1.1(a).
“2023 Estimated EBITDA” means the 2023 estimated EBITDA dollar amount set forth on Schedule 1.1(a), which represents the Company’s estimate, as of the date hereof, of the Company EBITDA for the twelve (12) months ended December 31, 2023 and calculated as set forth on Schedule 1.1(a).
“280G Approval” has the meaning specified in Section 6.7.
“401(k) Plans” has the meaning specified in Section 7.4(d).
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror 401(k) Plan” has the meaning specified in Section 7.4(d)(ii).
“Acquiror Arrangements” has the meaning specified in Section 6.7.
“Acquiror Cure Period” has the meaning specified in Section 10.1(e).
“Acquiror Material Adverse Effect” has the meaning specified in Section 5.1.
“Acquiror Parties” means (i) Acquiror, Merger Sub and their respective Affiliates and (ii) the former, current or future general or limited partners, equityholders, managers, members, directors, officers, employees, agents and representatives of the Persons identified in clause (i).
“Action” means any claim, action, suit, charge, complaint, labor grievance, arbitration, mediation, audit, investigation, or proceeding, in each case that is by or before any Governmental Authority.
“Add-On Acquisition” means any acquisition by the Company or any of its Subsidiaries of any Person or business (whether effected by an acquisition of equity, an acquisition of assets, merger or otherwise) that is consummated on or after the date hereof and prior to the Calculation Time.
“Add-On Amount” means an amount equal to the aggregate amount funded in cash by the Company or any of its Subsidiaries on or after the date hereof and prior to the Calculation Time in connection with any Add-On Acquisition (whether in the form of (a) payment of purchase price or any adjustment thereto, (b) repayment or retirement of any indebtedness or other liabilities, (c) the payment of the fees and expenses related thereto or (d) the funding of escrows).

“Adjustment Amount” means an amount (which may be positive or negative) equal to the Final Merger Consideration, minus the Estimated Merger Consideration.
“Affected Employees” has the meaning specified in Section 7.4(a).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Acquiror shall include the Company and its Subsidiaries.
“Affiliate Agreement” has the meaning specified in Section 4.20.
“Aggregate Exercise Price” means the sum of the exercise prices that would be payable upon the exercise for cash of all outstanding In-the-Money Options held by all Holders thereof immediately prior to the Effective Time.
“Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares (for the avoidance of doubt, including any Dissenting Shares) held by all Holders immediately prior to the Effective Time, plus (ii) the aggregate number of Common Shares issuable upon the exercise for cash of all outstanding In-the-Money Options held by all Holders thereof immediately prior to the Effective Time.
“Aggregate Optionholder Consideration” has the meaning specified in Section 3.1(c)(ii).
“Aggregate Reinvestment Amount” means the aggregate amount of all Individual Reinvestment Amounts.
“Agreed Principles” means (a) the specific policies set out on Schedule 1.1(b), (b) to the extent not covered by clause (a), and to the extent consistent with GAAP, the Company and its Subsidiaries’ past practices, principles, accounting methods, policies, procedures, classifications, conventions, categorizations, calculations, techniques and methodologies applied in the preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of and for the year ended October 31, 2022, and (c) to the extent not covered by clauses (a) or (b), in accordance with GAAP as of the Calculation Time. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).
“Agreement” has the meaning specified in the preamble hereto.
“AI” means any machine-based systems that generate outputs, predictions, content, recommendations or decisions using any “large language model,” “foundation model,” “machine learning,” or “natural language processing,” and includes any definition provided by applicable Law, or by the Company or any of its Subsidiaries in any of their written policies, procedures or contracts, for “AI,” “artificial intelligence,” “generative artificial intelligence” or any similar term.
“Ancillary Documents” has the meaning specified in Section 11.1.

“Anti-Corruption Laws” means any applicable domestic or international Laws governing anti-bribery or anti-corruption (governmental or commercial) matters, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any applicable domestic or international Laws governing anti-money laundering matters, including the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, and The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position, in each case, through merger or acquisition, including the HSR Act, the Sherman Antitrust Act of 1890, the Federal Trade Commission Act, and the Clayton Act of 1914.
“Audited Financial Statements” has the meaning specified in Section 4.7(a).
“Balance Sheet Date” means October 31, 2023.
“Base Purchase Price” means $18,250,000,000.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required by Law to close.
“Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including Internal Revenue Service Notice 2020-65, 2020-38 IRB, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020), Notice 2021-11 and the Consolidated Appropriations Act, 2021.
“Cash” means, as of any time and determined in accordance with GAAP, (i) all cash and cash equivalents of any kind (including bank account balances, marketable securities, commercial paper, treasury bills and short term investments) held by, or on behalf of, the Company and its Subsidiaries, including all outstanding wires, deposits in transit, credit card receivables, checks on hand available for deposit (to the extent the related amount has been removed from the calculation of Net Working Capital) and, for the avoidance of doubt, cash held on behalf of the Company or any of its Subsidiaries by third-parties providing payment processing services (e.g., Lucrotec) (but not any amounts held in third-party escrow accounts), plus (ii) the Add-On Amount; provided, that “Cash” shall not include (a) any amounts referenced in clause (i) of this definition that are acquired by the Company or any of its Subsidiaries in any Add-On Acquisition, (b) outstanding wires, drafts and checks made by the Company and its Subsidiaries (to the extent the related amount has been removed from the calculation of Net Working Capital), (c) cash required by Contract or Law to be held as collateral in respect of any obligation of the Company or its Subsidiaries (other than obligations under any Company Credit Document or any other arrangement that will terminate in connection with the Closing), (d) cash security deposits in respect of real property lease obligations and (e) the amount of any Taxes required to be paid in connection with the repatriation of Cash held outside the United States by any Subsidiary of the Company to the Company.
“Cash Per Fully-Diluted Common Share” means (i) the sum of (A) the Estimated Merger Consideration and (B) the Aggregate Exercise Price, divided by (ii) the Aggregate Fully-Diluted Common Shares.
“Certificate of Merger” has the meaning specified in Section 2.1(a).
“Certificates” has the meaning specified in Section 3.2(a).
“CFIUS” means the Committee on Foreign Investment in the United States or any Governmental Authority acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the transactions contemplated by this Agreement.
“Change in Control Payments” means (i) any amounts payable by the Company or any of its Subsidiaries to any director, employee, officer or other service provider of the Company or any of its Subsidiaries as a result of the Merger (but not as a result of any “double trigger” arrangement where the consummation of the Merger is one such trigger and any other event or occurrence following the Closing is the second trigger), including any change in control or similar payments and payments under SRS Distribution’s Equity Growth Incentive Plan, and (ii) all payroll and other employer Taxes payable by the Company or any of its Subsidiaries with respect to (x) any amount described in the preceding clause (i) or (y) any payments in respect of the Options; provided, that “Change in Control Payments” shall exclude (A) any amounts paid or payable by the Company or any of its Subsidiaries that are incurred as a result of any action taken by Acquiror or its Affiliates and (B) payments made or required to be made pursuant to any Acquiror Arrangements.
“Class A Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.
“Class B Common Stock” means the Company’s Class B common stock, par value $0.0001 per share.
“Closing” has the meaning specified in Section 2.3.
“Closing Date” has the meaning specified in Section 2.3.
“Closing Date Cash” has the meaning specified in Section 3.4(a).
“Closing Date Funded Debt” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).
“Closing Date Outstanding Company Expenses” has the meaning specified in Section 3.4(a).
“Closing Statement” has the meaning specified in Section 3.4(a).
“Code” means the U.S. Internal Revenue Code of 1986.
“Common Reinvestment Amount” means the portion of the Aggregate Reinvestment Amount that is attributable to After-Tax Proceeds (as defined in each Reinvestment Agreement) in respect of equity interests of Company Parent.
“Common Share” has the meaning specified in Section 3.1(a).
“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.12(a).
“Company Credit Documents” means, collectively, the Credit Agreements and the Note Documents.
“Company Cure Period” has the meaning specified in Section 10.1(d).
“Company EBITDA” means, with respect to any period, (i) net income including noncontrolling interests, plus (ii) interest expense and other financing costs, plus (iii) income tax expense, plus (iv) depreciation and amortization.
“Company Notes” means, collectively, (i) the Company Secured Notes and (ii) the Company Unsecured Notes.
“Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Parent” means Shingle Acquisition, LP, a Delaware limited partnership, in its capacity as a Holder of Common Shares.
“Company Secured Notes” means SRS Distribution’s 4.625% Senior Secured Notes due 2028.
“Company Software” means all Software owned by the Company or any of its Subsidiaries.
“Company Stockholder Approval” has the meaning specified in Section 4.3.
“Company Unsecured Notes” means, collectively, SRS Distribution’s (i) 6.000% Senior Unsecured Notes due 2029 and (ii) 6.125% Senior Unsecured Notes due 2029.

“Confidentiality Agreement” has the meaning specified in Section 12.10.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Contract” means any legally binding contracts, agreements, subcontracts or leases.
“control” of a Person means the power, directly or indirectly, either to (i) vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Credit Agreements” means (i) that certain Term Loan Credit Agreement, dated as of May 23, 2018, by and among SRS Distribution, as borrower, Shingle Acquisition Intermediate, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company, as holdings, each of the lenders from time to time party thereto and Bank of America, N.A., as administrative and collateral agent, together with each of the Loan Documents (as defined therein), in each case, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, and (ii) that certain ABL Revolving Credit Agreement, dated as of May 23, 2018, by and among SRS Distribution, as borrower, Shingle Acquisition Intermediate, Inc., as holdings, each lender or issuing bank from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent, together with each of the Loan Documents (as defined therein), in each case, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.
“Damages” means all fines, losses, damages, liabilities, and other reasonable and documented costs and expenses (including reasonable legal and attorneys’ fees).
“Data Privacy and Security Laws” means, regardless of jurisdiction, (i) any and all applicable Laws, legal requirements and binding self-regulatory guidelines relating to the Processing of any Personal Information and (ii) any and all applicable Laws relating to breach notification, the use of biometric identifiers or the use of Personal Information for marketing purposes.
“Data Privacy and Security Requirements” means all applicable Data Privacy and Security Laws and all of the Company’s and its Subsidiaries’ written policies, notices and contractual obligations relating to the Processing of any Personal Information.
“Data Room” has the meaning specified in Section 1.2(j).
“Debt Financing” has the meaning specified in Section 6.10(a).
“Deficit Amount” has the meaning specified in Section 3.4(c).
“Determination Date” has the meaning specified in Section 3.4(b).

“DGCL” has the meaning specified in the Recitals hereto.
“Disputed Items” has the meaning specified in Section 3.4(b).
“Dissenting Shares” means Common Shares held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their respective Common Shares.
“EBITDA Multiple” means the EBITDA multiple set forth on Schedule 1.1(a).
“Effect” has the meaning specified in the definition of “Material Adverse Effect”.
“Effective Time” has the meaning specified in Section 2.3.
“Environmental Laws” means any and all applicable Laws relating to (a) pollution or the protection of the environment, including the generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, or (b) human health and safety (solely as related to exposure to Hazardous Materials).
“Equity Actions” has the meaning set forth in Section 3.1(d).
“Equity Incentive Plan” has the meaning set forth in Section 4.12(j).
“ERISA” has the meaning specified in Section 4.12(a).
“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 400(b)(1) of ERISA with the Company or any of its Subsidiaries or (b) which together with the Company or any of its Subsidiaries is or was treated as a single employer under Section 414(t) of the Code.
“Escrow Account” means a segregated account established and maintained by the Escrow Agreement pursuant to and in accordance with the Escrow Agreement.
“Escrow Agent” means Citibank N.A.
“Escrow Agreement” has the meaning specified in Section 2.6(a)(ii).
“Escrow Amount” means $25,000,000.
“Escrow Funds” means, at any given time after the Closing, the funds remaining in the Escrow Account, excluding remaining amounts of interest, if any, actually earned.
“Estimated Accrued Income Taxes” means amounts in respect of unpaid Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period beginning on or after November 1, 2022 (which amounts in the aggregate shall not be less than $0, except to the extent attributable to estimated Income Tax payments made by the Company and its Subsidiaries after the date of this Agreement and prior to the Calculation Time (“Qualifying Estimated Income Tax Payments”)), solely in respect of those jurisdictions in which the Company or applicable Subsidiary is currently filing Tax Returns with respect to Income Taxes (for the avoidance of doubt, after giving effect in each applicable jurisdiction to any net operating losses and interest expense carryforward available to offset income in such jurisdiction), determined, without double counting any items, (i) by allocating any Transaction Tax Deductions to such Pre-Closing Tax Period at a “more likely than not” or higher standard of comfort; (ii) as if such Pre-Closing Tax Period ended on the Closing Date based on a “closing of the books” as of the end of the day on the Closing Date; (iii) without regard to any accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (iv) by excluding any Taxes attributable to any action taken by Acquiror or any of its Affiliates (including, after the Closing, the Surviving Corporation or any of its Subsidiaries) after the Closing which are not expressly contemplated by this Agreement and which are outside the ordinary course of business; (v) by treating as includible in taxable income all prepaid amounts received, installment sale income, or deferred revenue realized that will not previously have been included in income by the Company or any of its Subsidiaries; (vi) without regard to any deferred Tax assets and liabilities; (vii) by excluding any Income Tax assets or liabilities to the extent such Income Tax assets or liabilities are those of any Subsidiary which is acquired in an Add-On Acquisition; and (viii) by reducing the aggregate amount of Estimated Accrued Income Taxes (as otherwise determined, and which reduction may cause Estimated Accrued Income Taxes in a specific jurisdiction to be a negative number and which negative number may offset positive amounts in other jurisdictions, provided, however that the aggregate amount of Estimated Accrued Income Taxes shall, in no case, be less than $0, except to the extent attributable to Qualifying Estimated Income Tax Payments) by any estimated Income Tax payments for, and overpayments of Income Taxes available to be applied to (without regard to whether a Tax Return has yet been filed setting forth such application of overpayment), in each case, the Pre-Closing Tax Period ending after December 31, 2023; provided, however, that, notwithstanding anything to the contrary in this Agreement, (x) “Estimated Accrued Income Taxes” shall be calculated without taking into account any payment of Taxes made at or after the Calculation Time and (y) if the aggregate amount of Estimated Accrued Income Taxes is determined to be a negative number after application of the foregoing, such amount shall be treated as equal to $0, except to the extent attributable to Qualifying Estimated Income Tax Payments. For the avoidance of doubt, no estimated Income Tax payments or overpayment of Income Taxes shall give rise to an increase in the Final Merger Consideration or a decrease in the amount of Closing Date Funded Debt in excess of Qualifying Estimated Income Tax Payments.
“Estimated Cash” has the meaning specified in Section 3.3.
“Estimated Closing Statement” has the meaning specified in Section 3.3.
“Estimated Funded Debt” has the meaning specified in Section 3.3.
“Estimated Merger Consideration” means an amount equal to (i) the Base Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment Amount, minus (iii) Estimated Funded Debt, plus (iv) Estimated Cash, minus (v) the Estimated Outstanding Company Expenses, minus (vi) the Escrow Amount, minus (vii) the 2023 EBITDA Adjustment Amount.
“Estimated Net Working Capital” has the meaning specified in Section 3.3.

“Estimated Net Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to (i) the Estimated Net Working Capital, minus (ii) $1,727,568,000.
“Estimated Outstanding Company Expenses” has the meaning specified in Section 3.3.
“Extended Termination Date” has the meaning specified in Section 10.1(c).
“Final Merger Consideration” means an amount equal to (i) the Base Purchase Price, plus (ii) the Final Net Working Capital Adjustment Amount, minus (iii) Closing Date Funded Debt, plus (iv) Closing Date Cash, minus (v) the Closing Date Outstanding Company Expenses, minus (vi) the Escrow Amount, minus (vii) the 2023 EBITDA Adjustment Amount, in each case of clauses (ii), (iii), (iv), (v) and (vi), as finally determined pursuant to Section 3.4(b).
“Final Net Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to (i) the Closing Date Net Working Capital, minus (ii) $1,727,568,000.
“Financial Statements” has the meaning specified in Section 4.7(a).
“Fraud” means an actual (and not constructive or imputed) and intentional common law fraud under Delaware Law by a Person in the making of the representations and warranties by such Person in Article IV or Article V, as applicable, and not with respect to any other matters; provided that such actual and intentional common law fraud of such Person in the making of representations and warranties in Article IV or Article V, as applicable, specifically excludes any statement, representation or omission made negligently.
“Funded Debt” means, without duplication, (i) all indebtedness of the Company and its Subsidiaries for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including indebtedness for borrowed money under the Credit Agreements, (ii) amounts owing to a third-party as deferred purchase price of assets, property, business, equipment or services, including purchase price settlements or adjustment obligations, earn-outs, contingent payments or similar deferred payment obligations with respect to which the Company or any of its Subsidiaries is liable (other than, in each case, ordinary course trade payables and any accrued capital expenditures); provided that the amount in this clause (ii) (x) will exclude the escrow amount of liabilities in respect of which the Company or any of its Subsidiaries has funded the amount necessary to satisfy any such liability into a third-party escrow, (y) will be reduced by any amount owed by any third party to the Company or any of its Subsidiaries in respect of purchase price settlements or adjustment obligations and (z) may be a positive or negative amount, (iii) indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture, mortgage or other debt security, including under the Note Documents, (iv) obligations of the Company or any of its Subsidiaries under any interest rate, currency or other similar hedging agreement assuming the termination of any such agreement as of the Calculation Time, (v) obligations of the Company or any of its Subsidiaries under any performance, surety, statutory, appeal, customs or similar bond or any letter of credit, but, in each case, only to the extent drawn or called (and not paid in full or otherwise discharged), (vi) all obligations of the Company or any of its Subsidiaries with respect to leases that are classified as finance leases or equipment financing obligations in accordance with GAAP (excluding, for the avoidance of doubt, (x) any real property lease and (y) any personal property lease that the Company or any of its Subsidiaries classifies as an operating lease in the Financial Statements), (vii) all obligations of the Company or any of its Subsidiaries in respect of (y) severance or other termination-related payments or obligations that are due or accrued but unpaid with respect to employees terminated prior to the Closing, and (z) any matching, discretionary, or other employer contributions to retirement or profit-sharing plans that, as of the Closing, are unpaid or otherwise attributable to a pre-Closing period and, in each case, all payroll and other employer Taxes payable with respect thereto; (viii) with respect to any indebtedness of a type described in clauses (i) through (vii) above of any Person other than the Company and its Subsidiaries, any such indebtedness that is guaranteed by the Company or any of its Subsidiaries or that is secured by a Lien on any asset or property of the Company or any of its Subsidiaries, (ix) for clauses (i) through (vii) above, all accrued and unpaid interest thereon, if any, expense reimbursements or other fees, costs, expenses, penalties, premiums or other payment obligations associated with any required repayment of such indebtedness on the Closing Date, and (x) the Estimated Accrued Income Taxes. Notwithstanding this definition of Funded Debt and for the avoidance of doubt, Funded Debt shall not include any Funded Debt Exclusion amounts or any amounts included in the calculation of Closing Date Net Working Capital or Outstanding Company Expenses.
“Funded Debt Exclusions” means (i) any obligations under any performance, surety, statutory, appeal, customs or similar bond or any letter of credit, in each case, to the extent undrawn or uncalled, (ii) any intercompany indebtedness solely between or among the Company or any of its wholly-owned Subsidiaries, (iii) any indebtedness, obligations or expenses incurred, issued or otherwise obtained by, on behalf of, or otherwise at the direction of, Acquiror in connection with the transactions contemplated by this Agreement or otherwise, (iv) any obligation or liability acquired or assumed by the Company or any of its Subsidiaries pursuant to any Add-On Acquisition (other than any such obligation or liability that would constitute Funded Debt as of the Calculation Time because such liability or obligation has not been retired or repaid as of such time) or (v) any (x) real property lease and (y) personal property lease that the Company or any of its Subsidiaries classifies as an operating lease in the Financial Statements.
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time.
“Governmental Authority” means any supra-national, national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or other body (whether United States, foreign or multinational) entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.
“Governmental Order” means any order, judgment, injunction, decree, writ or award, in each case, entered into by or with any Governmental Authority having competent jurisdiction.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory intent under applicable Environmental Law and petroleum, petroleum by-products, per- and polyfluoroalkyl substances, asbestos or asbestos-containing material, polychlorinated biphenyls, or flammable or explosive substances.
“Holder Allocable Expenses” has the meaning specified in Section 2.6(b)(v).
“Holder Representative” has the meaning specified in Section 11.1.
“Holder Representative Expenses” has the meaning specified in Section 11.4.
“Holders” means all Persons who hold any Common Shares or In-the-Money Options immediately prior to the Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“In-the-Money Option” means an Option that is vested, unexercised and outstanding immediately prior to the Effective Time (taking into account any acceleration of vesting that occurs in accordance with the terms of the Equity Incentive Plan and the award agreements thereunder in connection with the transactions contemplated by this Agreement (the “Vesting Event”)) and has an exercise price per Common Share less than the Cash Per Fully-Diluted Common Share as of immediately prior to the Effective Time, as determined through an iterative mathematical process.
“Income Taxes” means any U.S. federal, state, local or non-U.S. Tax based on or measured by income or gains (however denominated) and any similar Tax (including any franchise or business profits Tax incurred in lieu of a Tax on net income).
“Income Tax Returns” means any Tax Returns for Income Taxes.
“Independent Accountant” has the meaning specified in Section 3.4(b).
“Individual Reinvestment Amount” means, with respect to each Reinvestment Participant, the aggregate dollar amount set forth in the rows titled “Restricted Share Reinvestment Amount” and “Lock-Up Share Reinvestment Amount” on Exhibit A to such Reinvestment Participant’s Reinvestment Agreement.
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand or any subpoena, interrogatory or deposition, in each case, issued, made, requested or required by any Regulatory Consent Authority.
“Initial Termination Date” has the meaning specified in Section 10.1(c).
“Intellectual Property” means all intellectual property rights throughout the world, including all: (i) patents and patent applications together with all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re-examinations thereof (collectively “Patents”), (ii) trademarks, service marks, logos, brand names, trade dress, trade names and other indicia of the commercial source or origin of a product or service, in each case, whether or not registered, and all registrations and applications to register, and renewals and extensions of, any of the foregoing, together with all goodwill associated with any of the foregoing (collectively, “Marks”), (iii) copyrights and all registrations and applications to register copyrights, all renewals, extensions and reversions of the same, and all other intellectual property rights in works of authorship (collectively, “Copyrights”), (iv) intellectual property rights in databases and designs, (v) trade secrets and all other intellectual property rights in confidential or proprietary information (whether or not patentable or copyrightable), including intellectual property rights in ideas, know-how, inventions, technology, discoveries, methods, data, databases, formulas, compositions, procedures, processes and techniques, formulae, research and development information, designs, drawings, models, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists (collectively, and to the extent protected as trade secrets under applicable Law, “Trade Secrets”), (vi) Internet domain name registrations (collectively, “Domain Names”), and (vii) intellectual property rights in Software.
“Interim Financial Statements” has the meaning specified in Section 4.7(a).
“Interim Period” has the meaning specified in Section 6.1.
“IT Assets” means the computers, workstations, servers, routers, hubs, switches, and all other information technology equipment owned, or leased by the Company or any of its Subsidiaries and used by them in connection with the operation of their respective businesses.
“L&W” has the meaning specified in Section 12.5.
“Labor Contract” has the meaning specified in Section 4.11(a)(i).
“Law” means any statute, law, code, ordinance, rule, regulation, or other legal requirement, including common law, in each case, of any Governmental Authority having competent jurisdiction, or any Governmental Order.
“Leased Real Property” has the meaning specified in Section 4.17(b).
“Letter of Transmittal” has the meaning specified in Section 3.2(a).
“Lien” means any mortgage, deed of trust, option, pledge, hypothecation, encumbrance, defect in title, security interest, easement, covenant, right of way, encroachment, adverse claim, charge, limitation, restriction or other lien (statutory or otherwise) of any kind.
“Management Services Agreement” means that certain Amended and Restated Management Services Agreement, dated as of December 10, 2021, by and among SRS Distribution, the Sponsors and the other parties thereto.

“Management Stockholders Agreement” means that certain Stockholders Agreement, dated as of June 29, 2018, by and among the Company, Company Parent and the other parties thereto.
“Material Adverse Effect” means any effect, change, event, condition or occurrence (each an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects (or the effect of any of the following Effects), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, is or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (i) any change in applicable Laws, GAAP or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof, (ii) the announcement or the execution of this Agreement or the pendency of the Merger, including, solely to the extent arising out of the foregoing, the impact thereof on relationships, contractual or otherwise, with customers, vendors, suppliers, partners (including independent contractors) or employees (provided, that this clause (ii) shall not apply to any representation or warranty that expressly addresses the consequences of the execution of this Agreement or to any condition to Closing to the extent such condition relates to any such representation or warranty), (iii) any change in interest rates or the condition of economic, financial, commodity or currency markets, or any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates or the economy as a whole, (iv) the taking of any action expressly required by this Agreement or at the written request of Acquiror, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, force majeure event or other calamity, any pandemic (including COVID-19), public health event or outbreak of disease or illness, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”) related to, or any escalation of, any of the foregoing, (vi) any national, international, foreign, domestic or regional political or social conditions, or the outbreak or escalation of hostilities, acts of terrorism (including cyber terrorism) or military action or any response of any Governmental Authority related to, or any escalation of, any of the foregoing or (vii) any failure of the Company and its Subsidiaries, individually or taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided, that this clause (vii) shall not prevent a determination that any Effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (i), (iii), (v), or (vi) above, to the extent that any such Effect has a disproportionate and adverse effect on the business of the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sectors in which the Company and its Subsidiaries operate.
“Material Contract” has the meaning specified in Section 4.11(a).
“Material Permits” has the meaning specified in Section 4.22.
“Material Real Property Lease” has the meaning specified in Section 4.17(b).
“Merger” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the preamble hereto.
“Net Working Capital” has the meaning specified on Schedule 1.1(b).
“Note Documents” means, collectively, (i) that certain Indenture, dated as of June 4, 2021, by and among SRS Distribution, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, governing the Company Secured Notes, (ii) that certain Indenture, dated as of June 4, 2021, by and among SRS Distribution, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, governing SRS Distribution’s 6.125% Senior Unsecured Notes due 2029 and (iii) that certain Indenture, dated as of November 21, 2021, by and among SRS Distribution, as issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, governing SRS Distribution’s 6.000% Senior Unsecured Notes due 2029.
“Notice of Disagreement” has the meaning specified in Section 3.4(b).
“OFAC” has the meaning specified in Section 4.25(b).
“Option” has the meaning specified in Section 3.1(a).
“Option Reinvestment Amount” means, with respect to each Reinvestment Participant that is a Holder of In-the-Money Options, such Reinvestment Participant’s Individual Reinvestment Amount attributable to After-Tax Proceeds (as defined in such Reinvestment Participant’s Reinvestment Agreement) in respect of such Holder’s In-the-Money Options.
“Optionholder Consideration” has the meaning specified in Section 3.1(c)(ii).
“Outstanding Company Expenses” means the following fees and expenses, without duplication, to the extent incurred by the Company or any of its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, and which are unpaid as of the Calculation Time: (i) the fees and disbursements payable by the Company or any of its Subsidiaries to outside counsel in connection with the transactions contemplated hereby, (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors payable by the Company or its Subsidiaries in connection with the Merger, (iii) the Change in Control Payments and (iv) any outstanding obligations or liabilities of the Company or any of its Subsidiaries under the Management Services Agreement. For the avoidance of doubt, no amounts (A) included in the calculation of Funded Debt (or which constitute Funded Debt Exclusions), (B) included in the calculation of Closing Date Net Working Capital, (C) to be paid by Acquiror or any of its Affiliates pursuant to this Agreement or (D) payable pursuant to any Acquiror Arrangement, in each case of clauses (A) through (D), shall be included in the Outstanding Company Expenses.
“Owned Real Property” has the meaning specified in Section 4.17(a).

“Payoff Letters” means one or more customary payoff letters, in form and substance reasonably satisfactory to Acquiror, from the applicable creditors (or their duly authorized agent or representative) under the Credit Agreements, stating the aggregate amount of Funded Debt thereunder as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to pay in full all such obligations (other than contingent obligations for which no claim has been made), and providing that, upon payment of the amounts set forth in such Payoff Letters, all amounts and other obligations under the Credit Agreements will be paid in full (other than contingent obligations for which no claim has been made), all commitments under the Credit Agreements shall be terminated and all guarantees, liens and security interests granted with respect to the Credit Agreements shall be terminated and released.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued or granted by a Governmental Authority.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, carriers, repairmen, construction contractors and other similar Liens that are incurred in the ordinary course of business for amounts that are not yet due and payable as of the Closing Date or which are being contested in good faith through appropriate Actions and, in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (ii) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith through appropriate Actions and, in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (iii) Liens securing rental payments under capital or finance lease agreements and purchase money obligations on personal property, (iv) Liens on real property (including easements, covenants, rights of way, encroachments and similar restrictions of record) that are (A) matters of record or (B) would be disclosed by a current, accurate survey or physical inspection of such real property and, in each case, do not, individually or in the aggregate, adversely impair, in any material respect, the present use, occupancy or operation of such real property subject thereto or affected thereby, (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including (A) Liens that are customary contractual rights of setoff relating to deposit accounts or relating to purchase orders and other agreements entered into with customers in the ordinary course of business and (B) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or equipment in the ordinary course of business, (vi) Liens securing indebtedness under the Company Credit Documents, (vii) applicable zoning, building, subdivision or other similar land use requirements or restrictions, imposed by any Governmental Authorities having jurisdiction over the real property that do not, individually or in the aggregate, adversely impair the present use, occupancy or operation of such real property subject thereto or affected thereby, (viii) as to the Leased Real Property, (A) any contractual or statutory Lien in favor of the landlord under any Material Real Property Lease and (B) Liens not created by the Company or any of its Subsidiaries that affect the underlying fee interest of such Leased Real Property, provided that such Liens do not, individually or in the aggregate, adversely impair, in any material respect, the present use, occupancy or operation of such real property subject thereto or affected thereby, and (ix) Liens described on Schedule 1.1(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means all information in any form or media that meets any definition for “personal information” or any equivalent term provided by applicable Law or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Premium Cap” has the meaning specified in Section 7.2(b).
“Privileged Deal Communications” has the meaning specified in Section 12.17(a).
“Pro Rata Share” means, with respect to any Holder, a fraction (expressed as a percentage) the numerator of which is equal to (i) the sum of (A) the number of Common Shares held by such Holder immediately prior to the Effective Time and (B) and the number of Common Shares issuable upon the exercise in full of all In-the-Money Options held by such Holder immediately prior to the Effective Time, and the denominator of which is (ii) the Aggregate Fully-Diluted Common Shares.
“Processing” or “Processed” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).
“Qualifying Estimated Income Tax Payments” has the meaning specified in the definition of Estimated Accrued Income Taxes.
“Real Property” has the meaning specified in Section 4.17(b).
“Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Regulatory Consent” means the approvals, clearances, authorizations, expirations or terminations of any waiting period and other consents required under applicable Law (including under the Antitrust Laws) in connection with the transactions contemplated by this Agreement or any agreements executed in connection with the transactions contemplated by this Agreement.
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, and all other Governmental Authorities that enforce, apply, or have jurisdiction or regulatory responsibility with respect to, any Antitrust Law or foreign investment Law, as applicable.

“Reinvestment Agreements” means, collectively, those certain Reinvestment Agreements entered into prior to the Effective Time between Acquiror and certain equityholders of the Company or Company Parent.
“Reinvestment Participant” means each equityholder of the Company or Company Parent that executes and delivers a Reinvestment Agreement prior to the Effective Time.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, migration, dispersal, dumping, or leaching of any Hazardous Material into or through the environment.
“Remaining Disputed Items” has the meaning specified in Section 3.4(b).
“Remedial Actions” has the meaning specified in Section 7.1(b).
“Remedies Exception” has the meaning specified in Section 4.3.
“Sanctions” has the meaning specified in Section 4.25(b).
“SDN List” has the meaning specified in Section 4.25(b).
“Securities Act” has the meaning specified in Section 5.10.
“Seller Parties” means (i) the Company and its Affiliates and (ii) the former, current or future general or limited partners, equityholders, managers, members, Affiliates, directors, officers, employees, agents, representatives, successors and assigns of the Persons identified in clause (i).
“Software” means all (i) software and computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source or object code and (ii) electronic databases and data compilations.
“Sponsor Director” has the meaning specified in Section 7.2(a).
“Sponsors” means Leonard Green & Partners, L.P., Berkshire Partners LLC and Tenex Capital Management, L.P.
“SRS Distribution” means SRS Distribution, Inc., a Delaware corporation and wholly-owned indirect Subsidiary of the Company.
“Stockholder Consideration” has the meaning specified in Section 3.1(c)(i).
“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such specified Person. Notwithstanding the foregoing, no Person, assets or business acquired in any Add-On Acquisition shall be considered a Subsidiary of the Company or any of its Subsidiaries for purposes of Article IV and for all other purposes hereunder shall only be considered a Subsidiary of the Company or its applicable Subsidiary following the consummation of the applicable Add-On Acquisition.
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Surviving Provisions” has the meaning specified in Section 10.3.
“Tax” means (i) all U.S. federal, state, local, or non-U.S. taxes (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, unclaimed property, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated taxes), and any interest, penalty, or addition with respect thereto and (ii) any liability in respect of any items described in clause (i) payable by reason of operation of Law, Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or successor or pursuant to any Tax sharing or indemnity agreement or other contractual agreements (other than any commercial agreements that do not relate primarily to Taxes).
“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, election, declaration, disclosures, estimates, information statement, or amendment) with respect to Taxes that is required to be filed with a taxing authority.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(e).
“Terminating Company Breach” has the meaning specified in Section 10.1(d).
“Termination Date” means, until the occurrence of the Initial Termination Date, the Initial Termination Date and thereafter, if applicable, the Extended Termination Date.
“Termination Fee” has the meaning specified in Section 10.2(a).
“Top Customers” has the meaning specified in Section 4.23(a).
“Top Suppliers” has the meaning specified in Section 4.23(b).
“Trade Controls” means all applicable trade, export control, import, customs, Sanctions and antiboycott Laws imposed, administered, or enforced by the U.S. government, or any other Governmental Authority, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, the Sanctions regulations administered by OFAC (31 C.F.R. Chapter V), and the Foreign Trade Regulations (15 C.F.R. Part 30).
“Transaction Tax Deduction” means, without duplication, at a “more likely than not” or higher standard of comfort, to the maximum extent permitted by applicable Law, all Tax deductions of the Company and any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated by this Agreement, including any Tax deductions attributable to, without duplication, (i) any compensation costs for employees and service providers (including any payments in respect of vesting, exercise, exchange or cancellation of any Options, compensatory equity-based awards, deferred compensation, Change in Control Payments, other bonuses, and all payroll and other employer Taxes payable by the Company or any of its Subsidiaries related to any of the foregoing), (ii) any debt repayment costs (including any interest, premium, prepayment costs, and accelerated deferred financing costs), (iii) any investment banking, legal, and accounting costs, and (iv) any Outstanding Company Expenses and any amount that would be an Outstanding Company Expense but for it being paid prior to the Calculation Time, in each case, solely to the extent the expense that gives rise to any such deduction is economically borne by one or more of the Holders (without regard to any benefits received by a Holder, such as payments to Holders of In-the-Money Options); provided, that the amount of the Transaction Tax Deductions shall be computed assuming that an election was made under Internal Revenue Service Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees (as described in Internal Revenue Service Revenue Procedure 2011-29).
“Transfer Tax” means any transfer, sales, value added, use, stamp, documentary, registration, conveyance, recording, or other similar tax (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Transmittal Materials” means, with respect to any Common Shares, (i) the Certificate(s), if any, representing such Common Shares (or the affidavit contemplated by Section 3.2(a) in lieu of such Certificate(s), if any) and (ii) a properly completed and duly executed Letter of Transmittal in respect of such Common Shares.
“Treasury Regulations” means the regulations promulgated under the Code.
“Waived Benefit” has the meaning specified in Section 6.7.
“WARN” has the meaning specified in Section 4.13(e).
Section 1.2Construction.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes, Exhibits hereto and Schedules delivered herewith) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vii) the phrase “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice”, and (viii) the word “or” shall be disjunctive but not exclusive.

(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. The parties hereto acknowledge that each party hereto and its respective attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party hereto.
(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.
(f)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(g)The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.
(h)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(i)All monetary figures shall be in United States dollars unless otherwise specified. With respect to any calculation of amounts required to be made pursuant to this Agreement that are in any currency other than United States dollars, on any particular day, the value of such currency shall be calculated using the relevant exchange rate of such currency relative to the United States dollar as quoted in the Money Rates column of the Wall Street Journal or, if no such rate is quoted by the Wall Street Journal on such date, on the most recent preceding date prior to such particular day on which such rates are quoted by the Wall Street Journal.
(j)Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Acquiror or its representatives prior to the date of this Agreement, or made available for viewing by Acquiror or its representatives in the “Project Apron” electronic data room hosted by Datasite (the “Data Room”) as the Data Room existed as 1:15 p.m. Eastern Time on the date hereof.

Section 1.3Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, following reasonable inquiry, of, (a) in the case of the Company, the individuals identified on Schedule 1.3(a), and (b) in the case of the Acquiror or Merger Sub, the individuals identified on Schedule 1.3(b).
ARTICLE II

THE MERGER; CLOSING
Section 2.1Merger.
(a)Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex A (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time.
(b)Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned Subsidiary of Acquiror.
Section 2.2Effects of the Merger. At and after the Effective Time: (a) the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each Constituent Corporation and (b) all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation and shall thereafter be the property of the Surviving Corporation as they are of the Constituent Corporations. All of the foregoing shall be in accordance with the applicable provisions of the DGCL.
Section 2.3Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m. (New York time) on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
Section 2.4Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, and as amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.
Section 2.5Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.6Closing Deliverables.
(a)At or prior to the Effective Time, the Company shall deliver to:
(i)Acquiror, the certificate required by Section 9.2(c);
(ii)Acquiror and the Escrow Agent, a copy of the Escrow Agreement in the form attached hereto as Annex B (the “Escrow Agreement”), executed by the Holder Representative;
(iii)Acquiror, fully executed Payoff Letters; and
(iv)Acquiror, either (A) a certificate executed by the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” (within the meaning of Section 897 of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code and Treasury Regulations Section 1.1445-2(c)(3), along with a duly executed notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Section 1.897-2(h) or (B) a duly completed and validly executed Internal Revenue Service Form W-9.
(b)At or prior to the Effective Time, Acquiror shall:
(i)pay to each Holder of Common Shares as of immediately prior to the Effective Time such Holder’s Stockholder Consideration by wire transfer of immediately available funds, so long as, at or prior to the Effective Time, such Holder has delivered to the Company the Transmittal Materials in respect of such Holder’s Common Shares;
(ii)pay to the Company or its applicable Subsidiary, by wire transfer of immediately available funds, the Aggregate Optionholder Consideration for further payment by the Company or its applicable Subsidiary through payroll (subject to withholding for Taxes, which amounts shall be paid to the Company or its applicable Subsidiary for disbursement to the applicable taxing authority) of the applicable

Optionholder Consideration to each Holder of In-the-Money Options as soon as reasonably practicable following the Effective Time;
(iii)pay to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be held in the Escrow Account;
(iv)pay to such third parties as directed by the Company, by wire transfer of immediately available funds, an amount equal to the portion of the Estimated Outstanding Company Expenses payable to such third parties; provided, that any compensatory payments (including the employer portion of Taxes related thereto) included in such Estimated Outstanding Company Expenses shall be paid to the Company or its applicable Subsidiary for processing through payroll (and subject to withholding in accordance with Section 3.7 in accordance with the applicable arrangement), and Acquiror shall cause such payments to be made through the Company’s or its applicable Subsidiary’s payroll as soon as reasonably practicable following the Effective Time;
(v)pay to the Holder Representative a portion of the Estimated Merger Consideration in cash equal to $5,000,000 (the “Holder Allocable Expenses”), by wire transfer of immediately available funds;
(vi)on behalf of the Company and its Subsidiaries, pay by wire transfer of immediately available funds, an amount equal to the Funded Debt (A) identified in the Payoff Letters in accordance with the Payoff Letters and (B) necessary to redeem, repurchase or otherwise retire the Company Notes in accordance with Section 6.4;
(vii)deliver to the Holder Representative and the Escrow Agent a copy of the Escrow Agreement, executed by Acquiror; and
(viii)deliver to the Company the certificate required by Section 9.3(c).
Section 2.7Paying Agent. Notwithstanding anything to the contrary in this Agreement or otherwise, Acquiror acknowledges and agrees that (a) Company Parent may engage a paying agent to facilitate the distribution of the Estimated Merger Consideration and any other amounts due to Company Parent or any other Holder of Common Shares pursuant to this Agreement and (b) the Holder Representative may, by providing written notice at least three (3) Business Days prior to the Closing Date, direct Acquiror to make all or any portion of the payments contemplated by Section 2.6(b)(i), Section 2.6(b)(v) or Section 3.4(c) to such paying agent in satisfaction of Acquiror’s obligations pursuant to Section 2.6(b)(i), Section 2.6(b)(v) or Section 3.4(c), as applicable.
ARTICLE III
EFFECTS OF THE MERGER ON THE CAPITAL STOCK
Section 3.1Conversion of Shares of Common Stock and Options.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of any Holder, (i) (A) each share of Common Stock (a “Common Share”) that is issued and outstanding immediately prior to the Effective Time (other than (x) any Dissenting Shares and (y) Common Shares, if any, held in the treasury of the Company), shall thereupon be converted into and become the right to receive the applicable portion of the Estimated Merger Consideration, as determined pursuant to Section 3.1(c)(i), plus the applicable portion of the Adjustment Amount (if any), as determined pursuant to Section 3.4 and (B) each option to purchase Common Shares granted under the Equity Incentive Plan (an “Option”) that is an In-the-Money Option, shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Estimated Merger Consideration, as determined pursuant to Section 3.1(c)(ii), plus the applicable portion of the Adjustment Amount (if any), as determined pursuant to Section 3.4; and (ii) each Option that is not an In-the-Money Option shall, immediately prior to the Effective Time, terminate and be forfeited for no consideration.
(b)At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)The Estimated Merger Consideration shall be allocated among the Holders as set forth below in this Section 3.1(c).
(i)Each Holder of Common Shares as of immediately prior to the Effective Time shall be entitled to receive in respect of the Common Shares held by such Holder, a portion of the Estimated Merger Consideration equal to (A) in the case of any such Holder other than Company Parent, the product of (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of Common Shares held by such Holder and (B) in the case of Company Parent, an amount equal to (1) the product of (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of Common Shares held by Company Parent, minus (2) the Common Reinvestment Amount (each such Holder’s “Stockholder Consideration”).
(ii)Each Holder of In-the-Money Options shall be entitled to receive in respect of such In-the-Money Option held by such Holder immediately prior to the Effective Time a portion of the Estimated Merger Consideration equal to (A) in the case of any such Holder who is not a Reinvestment Participant, (1) the product of (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of Common Shares issuable upon exercise in full of all In-the-Money Options held by such Holder immediately prior to the Effective Time, minus (2) the aggregate cash exercise price payable upon exercise of all In-the-Money Options held by such Holder immediately prior to the Effective Time, and (B) in the case of any such Holder who is a Reinvestment Participant, (1) the product of (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of Common Shares issuable upon exercise in full of all In-the-Money Options held by such Holder immediately prior to the Effective Time, minus (2) the aggregate cash exercise price payable upon exercise of all In-the-Money Options held by such Holder immediately prior to the Effective Time, minus (3) such Holder’s Option Reinvestment Amount (each such Holder’s

“Optionholder Consideration” and the aggregate of all such payments to the Holders of In-the-Money Options, the “Aggregate Optionholder Consideration”).
(iii)Notwithstanding the foregoing, the portion of the Estimated Merger Consideration payable to any Holder shall be reduced by an amount equal to (A) such Holder’s Pro Rata Share, multiplied by (B) the Holder Allocable Expenses, and such amount shall instead be paid to the Holder Representative in accordance with Section 2.6(b)(v).
(d)Prior to the Effective Time, the Company or the Company’s board of directors (as applicable) shall take all actions necessary to (i) terminate the Equity Incentive Plan, in accordance with its terms, effective immediately prior to the Effective Time (but following the Vesting Event); (ii) effectuate the treatment of Options contemplated by this Agreement (clauses (i) and (ii) collectively, the “Equity Actions”); and (iii) provide Acquiror with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Acquiror, which comments the Company shall consider in good faith) evidencing that the Equity Actions will be effective as of no later than immediately prior to the Closing.
Section 3.2Payment and Exchange of Certificates.
(a)Prior to the Effective Time, the Company shall provide to each Holder of Common Shares the letter of transmittal in the form attached hereto as Annex C (each, a “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of any outstanding certificate or certificates for Common Shares (if any) (collectively, the “Certificates”) shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Company, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Common Shares (and, if applicable, Certificates). In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the Stockholder Consideration deliverable in respect thereof as determined in accordance with this Article III.
(b)Following the Effective Time, in the event a Holder of Common Shares has not, at or prior to the Effective Time, delivered the Transmittal Materials to the Company, upon the delivery of the Transmittal Materials by such Holder to the Surviving Corporation, Acquiror or the Surviving Corporation shall in exchange therefor pay to such Holder in respect of such Holder’s Common Shares, such Holder’s Stockholder Consideration, without interest thereon.
Section 3.3Estimated Closing Statement. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror (a) a written statement (“Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) Closing Date Net Working Capital (the “Estimated Net Working Capital”), (B) Closing Date Funded Debt (“Estimated Funded Debt”), (C) Closing Date Cash (the “Estimated Cash”), and (D) Closing Date Outstanding Company Expenses (the “Estimated Outstanding Company Expenses”) and (ii) the Company’s good faith calculation of (A) the Estimated Net Working Capital Adjustment Amount and (B) based on the foregoing and the 2023 EBITDA Adjustment Amount, the Estimated Merger Consideration, (b) a schedule setting forth the Outstanding Company Expenses and, if payable, or to be paid, on the Closing Date, wire instructions therefor and (c)

substantially final drafts of the Payoff Letters. The Estimated Closing Statement, and the components thereof, shall be prepared in accordance with the definitions of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses and the Agreed Principles. From the date the Estimated Closing Statement is delivered until one (1) Business Day prior to the Closing Date, the Company shall provide Acquiror and its representatives reasonable access to the books and records of the Company and its Subsidiaries and the personnel of the Company and its Subsidiaries that prepared the Estimated Closing Statement, in each case, which Acquiror reasonably requests for the purpose of reviewing the Estimated Closing Statement. Acquiror shall be entitled to request reasonable changes to the Estimated Closing Statement after receipt thereof and the Company shall consider in good faith any such comments or changes Acquiror so proposes; provided that the Company shall have no obligation to make any such changes and in no event shall any review of the Estimated Closing Statement by Acquiror, or any dispute relating thereto, delay or prevent the Closing.
Section 3.4Adjustment Amount.
(a)As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereof, Acquiror shall prepare and deliver to the Holder Representative a statement (the “Closing Statement”) setting forth Acquiror’s good faith calculation of (i) Net Working Capital (“Closing Date Net Working Capital”), (ii) Funded Debt (“Closing Date Funded Debt”), (iii) Cash (“Closing Date Cash”), and (iv) Outstanding Company Expenses (“Closing Date Outstanding Company Expenses”), in each case, as of Calculation Time, and the calculation of the Final Net Working Capital Adjustment Amount and the Final Merger Consideration based on the foregoing and the 2023 EBITDA Adjustment Amount; provided, however, notwithstanding the foregoing, the amount of the Estimated Accrued Income Taxes shall be calculated as set forth in the definition thereof. Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses shall be calculated, in accordance with this Agreement without giving effect to the transactions contemplated by this Agreement, and the determination of any items included in the Closing Statement shall be based on facts, circumstances and information available to Acquiror as of the date on which the Closing Statement is delivered by Acquiror to the Holder Representative with regards to conditions that existed as of the Calculation Time in accordance with Financial Accounting Standards Board Accounting Standard Codifications Topic 855, Subsequent events; provided, however, that, for the avoidance of doubt, the calculation of the amount of the Estimated Accrued Income Taxes shall be calculated as set forth in the definition thereof. The parties hereto acknowledge and agree that the purpose of preparing and calculating the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses hereunder is to measure changes from the Estimated Net Working Capital, Estimated Funded Debt, Estimated Cash and Estimated Outstanding Company Expenses without the introduction or application of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies. With respect to each item included in the Closing Statement, Acquiror shall provide all relevant supporting documentation, including underlying schedules, calculations and spreadsheets. Following the delivery of the Closing Statement (or if Acquiror does not deliver the Closing Statement, the last day on which the Closing Statement may be timely delivered pursuant to this Section 3.4(a)) and through the Determination Date, Acquiror shall provide the Holder Representative and its representatives reasonable access to all books and records, properties, personnel and (subject to the execution of customary work paper access letters, if requested) workpapers and auditors of the Company and its Subsidiaries relating to the preparation of the Closing Statement and shall direct the then-current and former personnel of the Company and its Subsidiaries to cooperate with the Holder Representative and its representatives in connection with its review of the Closing Statement and the resolution of any disputes contemplated by Section 3.4(b). If Acquiror fails for any reason to deliver the Closing Statement within the time period required by this Section 3.4(a), then the Estimated Closing Statement (and the calculations contained therein) shall be considered for all purposes of this Agreement to be the Closing Statement, with respect to which the Holder Representative shall have all of its rights under this Section 3.4, including the right to dispute the calculations set forth therein in accordance with the provisions of Section 3.4(b). Without the prior written consent of the Holder Representative, Acquiror may not amend or modify the Closing Statement following its delivery to the Holder Representative.
(b)If the Holder Representative disagrees with any aspect of the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Outstanding Company Expenses set forth in the Closing Statement, it shall notify Acquiror of such disagreement in writing (the “Notice of Disagreement”) within forty-five (45) days after the Holder Representative’s receipt of the Closing Statement. The Notice of Disagreement shall set forth in reasonable detail the reason and amount of each disagreement (the “Disputed Items”). In the event that the Holder Representative does not provide a Notice of Disagreement within such 45-day period (or prior to expiration of such 45-day period, provides written notice to Acquiror that it will not be submitting a Notice of Disagreement), the Holder Representative and Acquiror shall be deemed to have accepted the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses set forth in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. In the event any such Notice of Disagreement is timely provided, Acquiror and the Holder Representative shall work in good faith for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to any Disputed Items. Any Disputed Items resolved by Acquiror and the Holder Representative in writing during such period shall be final, binding and conclusive for all purposes hereunder. If, at the end of such period, Acquiror and the Holder Representative are unable to resolve all of the Disputed Items, then Deloitte & Touche LLP or, if Deloitte & Touche LLP is unwilling or unable to serve in such role, such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative (the “Independent Accountant”) shall resolve any unresolved Disputed Items (the “Remaining Disputed Items”). Each of Acquiror and the Holder Representative shall promptly execute a customary engagement letter with the Independent Accountant and shall promptly provide their respective assertions regarding the Remaining Disputed Items in writing to the Independent Accountant and to each other; provided, that this process may be amended by the terms of the Independent Accountant’s engagement letter; provided, further, that any proposals exchanged between Acquiror and the Holder Representative relating to any Disputed Item shall be deemed to be intended solely for purposes of facilitating settlement discussions shall be kept confidential by or on behalf of Acquiror and the Holder Representative and shall not be disclosed in any court or arbitration hearing or proceeding, including with respect to the Independent Accountant’s engagement in connection with any Remaining Disputed Items (and the Independent Accountant shall be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the Remaining Disputed Items). Neither Acquiror nor the Holder Representative shall engage in any ex parte communication with the Independent Accountant. The Independent Accountant shall be instructed to render its determination with respect to the Remaining Disputed Items (and provide in reasonable detail the basis for each such determination, as well as the final calculation of the Independent Accountant’s fees and expenses and the allocation thereof between Acquiror and the Holder Representative in accordance with this Section 3.4(b)) as soon as reasonably practicable; provided, however, that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accountant invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accountant. The Independent Accountant shall, acting as an expert and not as an arbitrator, base its determination solely on (i) the written submissions of Acquiror and the Holder Representative and shall not conduct an independent investigation and (ii) the extent (if any) to which the Remaining Disputed Items require adjustment (only with respect to the Remaining Disputed Items) in order to be determined in accordance with this Agreement and the Agreed Principles and, with respect to each Remaining Disputed Item, the Independent Accountant’s determination, if not in accordance with the position of either Acquiror or the Holder Representative, shall not be greater than the greatest value claimed for such Remaining Disputed Item by Acquiror in the Closing Statement or the Holder Representative in the Notice of Disagreement or lesser than the lowest value claimed for such Remaining Disputed Item by Acquiror in the Closing Statement or the Holder Representative in the Notice of Disagreement. Absent manifest error or fraud, the determination of the Independent Accountant shall be final, conclusive and binding on the parties hereto and no party hereto shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The parties hereto acknowledge that the agreements contained in this Section 3.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall initially be borne fifty percent (50%) by Acquiror and fifty percent (50%) by the Holder Representative and ultimately shall be borne pro rata as between Acquiror, on the one hand, and the Holder Representative, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Acquiror and the Holder Representative (set forth in the written submissions to the Independent Accountant) made by the Independent Accountant such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses, with any amount allocated to the Holder Representative constituting a Holder Allocable Expense. For example, if the net amount of the Remaining Disputed Items equals $1,000,000, and the Independent Accountant determines that Acquiror has a valid claim for $400,000 of the $1,000,000, Acquiror shall bear sixty percent (60%) of the fees and expenses of the Independent Accountant and the Holder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accountant.
(c)The Adjustment Amount shall be paid in accordance with this Section 3.4(c). If the Adjustment Amount is a positive number, then (i) Acquiror and the Holder Representative shall promptly (and in any event no later than five (5) Business Days following the Determination Date) deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to each Holder an amount in cash equal to (A) the Escrow Funds, multiplied by (B) such Holder’s Pro Rata Share and (ii) Acquiror shall pay, or cause to be paid, to each Holder by wire transfer of immediately available funds an amount in cash equal to (A) such Holder’s Pro Rata Share, multiplied by (B) the Adjustment Amount, provided, that in no event shall such amount paid by Acquiror pursuant to this clause (ii) exceed an amount equal to the Escrow Amount. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), but such calculation of the Adjustment Amount is less than the amount of the Escrow Funds, Acquiror and the Holder Representative shall promptly (and in any event no later than five (5) Business Days following the Determination Date) deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to (A) each Holder an amount in cash equal to (x) the excess of the Escrow Funds over the Adjustment Amount (if any), multiplied by (y) such Holder’s Pro Rata Share and (B) to Acquiror, after giving effect to the disbursements contemplated in the foregoing clause (A), if any, the remainder of the Escrow Funds. If the Adjustment Amount is zero, then, promptly following the Determination Date, the Escrow Agent shall pay to each Holder an amount in cash equal to (1) the balance of the Escrow Funds, multiplied by (2) such Holder’s Pro Rata Share. Upon determination of the Adjustment Amount pursuant to Section 3.4(b), each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 3.4(c). Notwithstanding anything to the contrary in this Section 3.4(c), any amounts payable pursuant to this Section 3.4(c) with respect to any In-the-Money Options held by employees of the Company or its Affiliates shall be paid (I) to the Surviving Corporation or its applicable Subsidiary for payment to the applicable Holders through payroll (subject to withholding for Taxes, which amounts shall be paid by the Surviving Corporation to the applicable taxing authority) and Acquiror shall cause such payments to be made through the Surviving Corporation’s or its applicable Subsidiary’s payroll as soon as reasonably practicable following receipt of any such amounts; and (II) on the same schedule and under the same terms and conditions as apply to payments to Holders of Common Shares of the Company generally, in each case, in order to constitute transaction-based compensation for purposes of Treasury Regulation § 1.409A–3(i)(5)(iv). In no event shall the Holder Representative, any Holder or any other Person have any liability under this Section 3.4, or otherwise in respect of any Deficit Amount, in excess of the Escrow Funds or Acquiror be entitled to payment of any amount pursuant to this Section 3.4(c), or otherwise in respect of any Deficit Amount, in excess of the Escrow Funds.
(d)Any adjustments made pursuant to this Section 3.4 shall be treated by the parties hereto as adjustments to the Estimated Merger Consideration for applicable Income Tax purposes, except as otherwise required by applicable Law.
Section 3.5Treasury Shares. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement any shares held in the treasury of the Company shall be canceled as part of the Merger and shall not constitute “Common Shares” hereunder.
Section 3.6Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive the Estimated Merger Consideration, or any portion of the Escrow Amount or Adjustment Amount, and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL to the extent that such rights were not waived by such holders pursuant to Section 2.3(b) of the Management Stockholders Agreement or by execution of any other stockholders agreement. Each holder of Dissenting Shares who is entitled to exercise the rights granted by Section 262 of the DGCL pursuant to the immediately preceding sentence and who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (b) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share immediately prior to the Effective Time and converted, as of the Effective Time, into the right to receive the consideration payable in respect of such shares of Common Stock as determined in accordance with this Article III and Section 11.4, without any interest thereon. The Company shall give prompt written notice to Acquiror of any demands for appraisal of any shares of Common Stock, withdrawals of such demands, including a copy of any other written instruments, notices or demands served pursuant to the DGCL received by the Company relating to appraisal demands, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands occurring prior to the Effective Time, including by requiring the Company to enforce any rights under the Management Stockholders Agreement. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing. For the avoidance of doubt, no portion of the Adjustment Amount, Escrow Amount or Holder Allocable Expenses shall be paid to any holder of Dissenting Shares, and any such amount shall instead, in the case of the Adjustment Amount or the Escrow Amount be paid to the Surviving Corporation or, in the case of the Holder Allocable Expenses, retained by the Holder Representative, in each case, to be held for the benefit of such holder of Dissenting Shares and shall only be paid to such holder of Dissenting Shares when, and as provided, in the immediately preceding sentence.
Section 3.7Withholding. Acquiror, the Company, any of its Subsidiaries and their respective designees shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts (and only such amounts) as such Person is required to deduct and withhold under applicable Law. Other than with respect to compensatory payments, Acquiror shall provide the Holder Representative with written notice of any deduction or withholding it believes is applicable to amounts payable by or at the direction of Acquiror hereunder, (other than any deduction or withholding with respect to any payments constituting compensation for services or for failure to provide the documentation required by Section 2.6(a)(iv)), and shall reasonably cooperate with the Holder Representative or the applicable payee to reduce or eliminate any such withholding. To the extent amounts are deducted or withheld by Acquiror consistent with the terms of this Section 3.7 and timely paid over to the appropriate Governmental Authority as required by applicable Law, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Acquiror and Merger Sub as of the date hereof and as of the Closing Date as follows:
Section 4.1Corporate Organization of the Company.
(a)The Company has been duly incorporated and is validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.
(b)The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has previously made available to Acquiror true, correct and complete copies of the organizational documents of the Company, each as amended or restated as of the date hereof and in full force and effect.
Section 4.2Subsidiaries.
(a)Each Subsidiary of the Company is set forth on Schedule 4.2, together with its respective jurisdiction of incorporation, formation or organization. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and are in good standing under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted.
(b)Each Subsidiary is duly licensed or qualified and, where applicable, in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries.
Section 4.3Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the Company Stockholder Approval and the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the adoption of this Agreement by stockholders of the Company holding a majority of the outstanding Class A Common Stock (the “Company Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
Section 4.4No Conflict. Subject to the receipt of the consents, clearances, approvals, authorizations, expirations or terminations of any waiting period and other requirements set forth in Section 4.5 or on Schedule 4.5, and except as set forth (a) on Schedule 4.4 and (b) in the Company Credit Documents, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable Law, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, or any Material Contract, or terminate or result in the termination, cancellation or acceleration of any right or obligation or constitute a default (or an event that would with notice or lapse of time or both would constitute a default) under any of the terms, conditions or provisions of any such Material Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
Section 4.5Governmental Authorities; Consents. Assuming the representations and warranties of Acquiror and Merger Sub contained in this Agreement are true and correct and except as may result from any facts or circumstances relating solely to Acquiror or any of its Affiliates, no consent, clearance, approval, expiration or termination of any waiting period or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, clearances, approvals, expirations or terminations of any waiting period, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (c) compliance with any applicable securities laws, (d) as otherwise disclosed on Schedule 4.5 and (e) the filing of the Certificate of Merger in accordance with the DGCL.
Section 4.6Capitalization.
(a)The authorized capital stock of the Company consists of 44,000,000 Common Shares, par value $0.0001 per share, of which (i) 40,000,000 are designated as Class A Common Stock and (ii) 4,000,000 are designated as Class B Common Stock. As of the date of this Agreement 22,049,532.93 shares of Class A Common Stock are issued and outstanding and 1,387.27 shares of Class B Common Stock are issued and outstanding. All of the issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 4.6(a) sets forth a list, based on the books and records of the Company, of all of the Holders as of the date of this Agreement. As of the date of this Agreement, Company Parent owns, and as of immediately prior to the consummation of the Effective Time will own all of the issued and outstanding shares of Class A Common Stock.
(b)Except for this Agreement and as set forth on Schedule 4.6(a), there are no (i) subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, the Company or any of its Subsidiaries, (ii) equity equivalents, equity appreciation rights, phantom equity ownership interests or similar rights in the Company or any of its Subsidiaries or (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any of its Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for this Agreement and as set forth on Schedule 4.6(b), none of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Common Stock or any other equity interests of the Company or any of its Subsidiaries.
(c)The outstanding shares of capital stock and other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its wholly-owned Subsidiaries owns of record and beneficially all of the issued and outstanding shares of capital stock and other equity interests of such Subsidiaries free and clear of any Liens other than Liens to be discharged at the Closing.
Section 4.7Financial Statements.
(a)The Company has made available to Acquiror copies of (i) the audited consolidated balance sheets and statements of operations, statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended October 31, 2022 and October 31, 2021, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statement of operations of the Company and its Subsidiaries as of and for the twelve (12) months ended on the Balance Sheet Date (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position and results of operations of the Company its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in accordance with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments, none of which would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole).

(b)The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(c)None of the Company or its Subsidiaries has identified (i) any material weakness or significant deficiency (as such terms are defined in Regulation S-X) in the system of internal control over financial reporting utilized by the Company or any of its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves any employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.
(d)All accounts receivables reflected in the Interim Financial Statements represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. As of the Balance Sheet Date, the respective reserves set forth in the Interim Financial Statements in respect of such accounts receivable have been calculated in accordance with GAAP and are adequate in all material respects. There is no contest, claim, defense or right of setoff relating to the amount or validity of any such account receivable that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e)Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all inventories of the Company and its Subsidiaries, whether or not reflected on the Interim Financial Statements, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business, (ii) the Company and its Subsidiaries are not in possession of any goods not owned by it, except as possessed in the ordinary course of business and (iii) the inventories (other than goods in transit) of each the Company are located on the premises of the Company and its Subsidiaries. All inventories are valued in the Financial Statements at the lower of cost or net realizable value consistent with past practice used in the preparation of the Financial Statements. The reserve for obsolescence with respect to inventories is adequate and calculated consistent with past practice. Inventories that were purchased after the Balance Sheet Date were purchased in the ordinary course of business at a cost not materially exceeding market prices prevailing at the time of purchase for items of similar quality and quantity. The quantities of inventory held by the Company and its Subsidiaries are reasonable, in the aggregate, for the continued operation of the Company and its Subsidiaries in the ordinary course of business.
(f)All accounts payable and notes payable by the Company and its Subsidiaries to third parties reflected in the Interim Financial Statements have arisen from the purchase of goods and services in the ordinary course of business, and accurately reflects, in all material respects, all amounts owed by the Company and its Subsidiaries with respect to trade accounts due and other payables as of the Balance Sheet Date.
Section 4.8Undisclosed Liabilities. Except as set forth on Schedule 4.8, there is no liability or obligation of the Company or any of its Subsidiaries that would be required to be set forth on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on, or disclosed within, the Financial Statements (including the notes thereto), (b) that have arisen since the Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries (other than any such liability or obligation resulting from a breach of or a default under any Contract or Law by the

Company or any of its Subsidiaries), (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in the Schedules, (e) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound (other than any such liability or obligation resulting from a breach or a default by the Company or any of its Subsidiaries thereunder) or (f) that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
Section 4.9Litigation and Proceedings. Except as set forth on Schedule 4.9, as of the date hereof, there are no (a) Actions pending or threatened in writing or, (b) to the knowledge of the Company, investigations before or by any Governmental Authority, against the Company or any of its Subsidiaries, in each case of clauses (a) and (b), except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor any property or asset of the Company or any such Subsidiary, is subject to any material Governmental Order.
Section 4.10Compliance with Laws. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Laws and Material Permits and (b) none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law which remains unresolved.
Section 4.11Contracts; No Defaults.
(a)Schedule 4.11(a) sets forth a list, as of the date of this Agreement, of all of the following Contracts to which the Company or any of its Subsidiaries is a party (each such Contract and each Material Real Property Lease, a “Material Contract”); provided that purchase orders, sale orders and similar form Contracts need not be listed on Schedule 4.11(a), but shall nonetheless constitute Material Contracts if otherwise covered by the terms of this Section 4.11(a). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror:
(i)each employee collective bargaining Contract with any labor union, works council, or any collective bargaining representative, including any memoranda of understanding, letters of agreement, letters of understanding, side agreements, side letters, settlement agreements containing ongoing remedial obligations, card check neutrality agreements, and any agreements with any labor union, works council, or any collective bargaining representative of a substantially similar nature to the foregoing (a “Labor Contract”);
(ii)any Contract pursuant to which the Company or any of its Subsidiaries (A) is granted a license, sublicense, consent, or covenant not to assert under, or is otherwise permitted to use any third-party Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than shrink-wrap, click-wrap and off-the shelf software licenses, and any other licenses for software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of $3,000,000 or less or (B) grants to a third party a license, sublicense, consent, or covenant not to assert under, to or otherwise permits a third party to use, any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses granted in the ordinary course of business;
(iii)other than the Company Credit Documents, any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed indebtedness for money borrowed, (B) granted a Lien (other than any Lien incurred in the ordinary course of business or Permitted Liens) on its assets, whether tangible or intangible, to secure any indebtedness for money borrowed or (C) extended credit to any Person (other than (I) intercompany loans and advances and (II) customer payment terms in the ordinary course of business), in each case, in clauses (A) and (C), in an amount in excess of $25,000,000 of committed credit;
(iv)any Contract (other than any Company Benefit Plan) not disclosed pursuant to any other clause under this Section 4.11(a) (A) requiring expenditures by the Company or any of its Subsidiaries, or the receipt by the Company or any of its Subsidiaries, in excess of $10,000,000 in the 2024 calendar year or (B) that required expenditures by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries received, in excess of $10,000,000 in the 2023 calendar year;
(v)each Contract under which the Company or any of its Subsidiaries completed a business acquisition (A) in which the aggregate consideration paid by the Company or its applicable Subsidiary exceeded $100,000,000 or (B) which contain ongoing material obligations of the Company or any of its Subsidiaries, including any “earn-out” or contingent payment obligations;
(vi)any Contract establishing any joint venture, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries, taken as a whole;
(vii)each Affiliate Agreement;
(viii)each Contract with a Top Customer or Top Supplier;
(ix)each Contract with any Governmental Authority, other than any Contract entered into by any Governmental Authority in its capacity as a customer (unless otherwise disclosed pursuant to any other clause under this Section 4.11(a));
(x)any Contract for the employment or service of any employee, officer, director, or individual service provider, that provides for an annual base salary in excess of $350,000 (other than any “at will” Contract that may be terminated by the Company or any of its Subsidiaries upon thirty (30) days or less advance notice without liability to the Company or any of its Subsidiaries);
(xi)any Contract providing for the payment (or acceleration of the vesting, timing, or funding or increase in the amount) of severance, change in control, retention,

sale or transaction or similar bonuses or benefits to employees, officers, directors or individual service providers of the Company or any of its Subsidiaries;
(xii)any Contract under which the Company or any of its Subsidiaries has made (or committed to make) any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in any such case which, individually, is in excess of $10,000,000, other than credit extended to commercial counterparties in the ordinary course of business;
(xiii)any Contract purporting to limit, in any material respect, the freedom of the Company or any of its Affiliates to engage in any line of business or operate in any jurisdiction, in each case, other than Contracts containing restrictions relating to confidentiality or exclusive supplier or vendor arrangements entered into in the ordinary course of business;
(xiv)any Contract granting most favored nation pricing to any customer, licensee, purchaser, reseller, promoter or remarketer of any product or service offered by the Company or any of its Subsidiaries; and
(xv)any Contract restricting the freedom of the Company or any of its Subsidiaries to (A) solicit or hire employees or (B) solicit any customer, vendor or supplier other than, in each case of this Section 4.11(a)(xv), commercial Contracts with third-party service providers and non-disclosure agreements related to potential acquisitions of businesses or assets, in each case, entered into in the ordinary course of business.
(b)Except as set forth on Schedule 4.11(b), (i) as of the date of this Agreement, all of the Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto (subject to the Remedies Exception), (ii) none of the Company, any of its Subsidiaries or, as of the date of this Agreement and to the knowledge of the Company, any other party thereto, is in material breach of or material default under any such Material Contract, (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Material Contract, and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by the Company or any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).
Section 4.12Company Benefit Plans.
(a)Schedule 4.12(a) sets forth a complete list, as of the date of this Agreement, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and each material employment, consulting, compensation, severance, retirement, change in control, retention, transaction, Tax gross-up, deferred compensation, employee loan, relocation, performance awards, bonus, incentive, stock option, equity or equity-based, share purchase, share bonus, phantom stock, stock appreciation right, pension, supplemental retirement, fringe benefits, short and long term disability, medical, dental, welfare, cafeteria or similar plan, policy, program, contract, agreement, fund or other arrangement (whether written or unwritten and funded or unfunded), in each case, which is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliate has any potential liabilities (each a “Company Benefit Plan”).
(b)With respect to each Company Benefit Plan, the Company has, to the extent applicable, made available to Acquiror correct and complete copies of (i) such Company Benefit Plan, if written (including all material amendments and attachments thereto) (ii) a written summary of the material terms thereof, if the Company Benefit Plan is not in writing (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements (v) the most recent summary plan description and any summary of material modifications thereto, (vi) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service, (vii) the most recent determination or opinion letter issued by the Internal Revenue Service, (viii) the most recent audited financial statement and/or actuarial valuation, and (ix) any notices to or from the Internal Revenue Service or any Governmental Authority dated within the past three (3) years relating to any compliance issues.
(c)Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter from the Internal Revenue Service stating that it and any related trust meets the requirements of Section 401(a) of the Code and any related trust is Tax-exempt under Section 501 of the Code or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, to the knowledge of the Company, as of the date hereof, nothing has occurred and no condition or circumstance exists that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exemption of any related trust.
(d)Except as set forth on Schedule 4.12(d), no Company Benefit Plan is, and none of the Company or any of its Subsidiaries nor any of their respective ERISA Affiliates have, within the past six (6) years sponsored, maintained, contributed to or been required to sponsor, maintain or contribute to, or otherwise incurred any actual or contingent liability, nor could reasonably be expected to have any actual or contingent liability, with respect to, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e)Each Company Benefit Plan has been established, operated and maintained in all material respects in accordance with its terms and applicable Law (including ERISA and the Code) and, to the knowledge of the Company, as of the date hereof, no event has occurred and no condition exists that would reasonably be expected to subject the Company or any of its Subsidiaries to any material Taxes, fine, Lien, penalty or other liability imposed by ERISA, the

Code or other applicable Laws in respect of any Company Benefit Plan. Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, as of the date hereof, no Actions (other than routine claims for benefits in the ordinary course) with respect to the Company Benefit Plans are pending or threatened in writing against the Company or any of its Subsidiaries.
(f)Except as set forth on Schedule 4.12(f), no Company Benefit Plan provides for, and none of the Company or any of its Subsidiaries nor any of their respective ERISA Affiliates provide, have any obligation to provide, or have any liability in respect of, contributions or payments in respect of any retiree or post-employment health, medical or other welfare or life insurance benefits to any individual, except where the cost of such benefits is borne entirely by the individual (or his or her eligible dependents or beneficiaries), including pursuant to Section 4980B of the Code.
(g)Except pursuant to the Company Benefit Plans disclosed on Schedule 4.12(g), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event, including any termination of employment on or following the date hereof) shall (i) entitle any employee, officer, director, or individual service provider of the Company or any of its Subsidiaries to any severance pay or any other compensatory payment or benefit (or any increase in severance pay or increase in compensation or benefits), (ii) accelerate the time of payment, funding, or vesting of any compensation or benefits for any current or former employee, officer, director, or individual service provider of the Company or any of its Subsidiaries, (iii) require the funding of any compensation or benefits (through a grantor trust or otherwise) for any such employee, officer, director, or individual service provider of the Company or any of its Subsidiaries or (iv) limit the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.
(h)Except as set forth on Schedule 4.12(h), neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or in connection with any other event, will result in payments or benefits (including accelerated vesting) that would (i) not be deductible to the payor as a result of Section 280G of the Code or (ii) result in any excise tax on the payee under Section 4999 of the Code.
(i)Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up, make-whole or additional payments by reason of any Taxes (including any Taxes under Section 409A or 4999 of the Code) being imposed on any Person or any interest or penalty related thereto.
(j)With respect to the outstanding Options (i) each Option was granted under the 2018 Option Plan of Shingle Acquisition Holdings, Inc. (the “Equity Incentive Plan”) in accordance with the terms of the Equity Incentive Plan and all applicable Laws, (ii) the Company has made available to Acquiror true, correct and complete copies of each award agreement (or forms thereof to the extent they all take the same form), and (iii) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any award agreement in any case from the award agreements made available to Acquiror. The Equity Incentive Plan and the Company’s Equity Growth Incentive Plan are the only plan or program maintained by the Company or any of its Subsidiaries under which compensatory equity or equity-based awards have been or may be granted and each Option has an exercise price equal to no less than the fair market value of the underlying Common Share on the grant date, as determined in accordance with Section 409A of the Code.
Section 4.13Labor Matters.
(a)The Company has provided a true, correct, and complete list of all current employees of the Company as of the date hereof, showing name or identification number, work location, employing entity, date of hire, hourly rate or salary or other basis of compensation, including 2023 bonus payments (if any), full-time or part-time status, exempt or non-exempt status, leave status, paid time off accrued as of December 31, 2023, union affiliation (if applicable), and job title. Except as indicated on Schedule 4.13(a), to the knowledge of the Company, no employee with a title of Senior Vice President or above intends, as of the date hereof, to terminate his or her employment relationship with the Company or any of its Subsidiaries prior to the one (1) year anniversary of the Closing.
(b)Except as set forth on Schedule 4.13(b), neither the Company nor any of its Subsidiaries is a party to any Labor Contract applicable to persons employed by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such employees are represented by a works council or a labor union in connection with their employment with the Company or its Subsidiaries, to the knowledge of the Company, and there are no activities of any labor union to organize any such employees. Since January 1, 2021, to the knowledge of the Company, no labor organization or group of persons employed by the Company has engaged in any organizing activity with respect to the Company’s employees, nor have they made a written, or to the knowledge of the Company, oral, demand for recognition or certification.
(c)Except as set forth on Schedule 4.13(c) or as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any of its Subsidiaries (a) has received written notice of any unfair labor practice charge or complaint against it pending before the National Labor Relations Board (or its equivalent in the relevant jurisdiction) that remains unresolved or (b) has experienced, or has received any written threat of, any labor dispute, including but not limited to a work stoppage, strike, slowdown, lockout or picketing session, by employees of the Company or any of its Subsidiaries.
(d)Except as would not be material to the Company and its Subsidiaries, taken as a whole, no Governmental Order imposes continuing remedial obligations or otherwise limits or affects the Company’s ability to manage its employees, service providers, or job applicants.
(e)Since January 1, 2021, neither the Company nor any of its Subsidiaries have implemented any “plant closing” or “mass layoff” of employees requiring notice under the Workers Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar applicable state or local Laws.
(f)Except as would not be material to the Company and its Subsidiaries, taken as a whole, the current employees of the Company and its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States. Since January 1, 2021, neither the Company nor any of its Subsidiaries have been notified in writing of any pending or threatened investigation by any branch or department of U.S. Immigration and

Customs Enforcement, or other federal agency charged with the administration and enforcement of federal immigration laws concerning immigration compliance.
(g)Since January 1, 2021, (i) to the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any executive or director-level employee of the Company, (ii) neither the Company nor any its of Subsidiaries has entered into any settlement or separation agreements related to allegations of sexual harassment or sexual misconduct by any employee of the Company; (iii) to the knowledge of the Company, no executive or director-level employee of the Company who has left the Company, has been terminated or has been asked to resign as a result of an allegation of unlawful harassment (whether substantiated or not); (iv) the Company and its Subsidiaries have investigated and taken reasonable and necessary prompt corrective action to prevent further discrimination or harassment with respect to any allegation of sexual harassment or sexual misconduct with potential merit; and (v) to the knowledge of the Company, no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur any material liability resulting from an allegation of sexual harassment or sexual misconduct.
Section 4.14Taxes.
(a)All Income Tax Returns and material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.
(b)All Income Taxes and material Taxes (whether or not shown on any Tax Return) required by Law to be paid by the Company or any of its Subsidiaries have been duly and timely paid.
(c)Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.
(d)Each of the Company and its Subsidiaries have complied in all material respects with applicable Law with respect to Tax withholding and all material Taxes required to be withheld by the Company or any of its Subsidiaries have been timely withheld and have been timely paid over to the proper taxing authorities or properly set aside in accounts for such purpose.
(e)No audits, proceedings or other examinations of any material Tax Return of the Company or any of its Subsidiaries that are material in nature are in progress, pending or threatened in writing.
(f)Since January 1, 2019, neither the Company nor any of its Subsidiaries has received a written claim to pay an amount of Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or such Subsidiary has not filed Tax Returns, that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(g)Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any Tax sharing, indemnification or allocation agreement the only parties to which are any of the

Company and one or more of its Subsidiaries and (ii) any customary commercial Contracts not primarily related to Taxes.
(h)Each of the Company and its Subsidiaries has properly (i) collected and remitted all material sales, use, valued added, ad valorem, personal property and similar Taxes with respect to sales made or services provided to its customers and (ii) for all material sales or provision of services that are exempt from sales, use, valued added, ad valorem, personal property and similar Taxes and that were made without charging or remitting sales, use, valued added, ad valorem, personal property or similar Taxes, received and retained any required Tax exemption certificates and other documentation qualifying such sale or provision of services as exempt.
(i)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date (including any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law by reason of a change in accounting method); (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to Closing; (iii) installment sale or open transaction disposition made prior to Closing; (iv) prepaid amount, advance payments or deferred revenue received or accrued prior to the Closing Date, (v) intercompany transaction, deferred gains, or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).
(j)Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or other similar group for purposes of Income Tax Returns (other than any such group of which the Company is the common parent or which (a) SRS Holding Corporation or (b) SRS Group Holdings, Inc. was the common parent) or (ii) has any liability for the Taxes of any Person (other than any such group of which the Company is the common parent or which (a) SRS Holding Corporation or (b) SRS Group Holdings, Inc. was the common parent) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. law, or pursuant to any Tax sharing or indemnity agreement or other contractual agreements (other than any commercial agreements that do not relate primarily to Taxes).
(k)Since January 1, 2021, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(l)Neither the Company nor any of its Subsidiaries has any repayment obligations or any other outstanding liability or continuing obligation in respect of any loans, payments or other benefits applied for or received under the CARES Act, any tax credits claimed under the CARES Act or any Taxes deferred under the CARES Act by the Company or any of its Subsidiaries, as applicable.

(m)Each of the Company and its Subsidiaries has made available to Acquiror true, correct and complete copies of (i) those U.S. federal Income Tax Returns of the Company and each of its Subsidiaries located in the Data Room, (ii) all material state and local Income Tax Returns of the Company and each of its Subsidiaries located (or to be located) in the Data Room and (iii) any audit report issued relating to any Taxes due from or with respect to Company and each of its Subsidiaries and any statement of deficiencies assessed against or agreed to by Company and each of its Subsidiaries, in each case, which remains open to examination by a Governmental Authority.
(n)Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or comparable state, local or non-U.S. Tax Law) that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.
(o)Schedule 4.14(o) sets forth with respect to the Company and its Subsidiaries the (i) amount of amortizable asset tax basis as of December 31, 2023 and (ii) the estimated amount of Transaction Tax Deductions based on a Closing Date of May 31, 2024.
(p)To the knowledge of the Company, the schedule attached hereto as Schedule 4.14(p), is true, correct, and complete.
Section 4.15Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage fee, finders’ fee or other commission for which Acquiror, the Company or any of its Subsidiaries would be liable after the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their pre-Closing Affiliates.
Section 4.16Insurance. Schedule 4.16 sets forth a list of each material insurance policy held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. As of the date hereof, with respect to each such material insurance policy, except as would not be material to the Company and its Subsidiaries, taken as a whole: (a) such policy is legal, valid, binding and enforceable in accordance with its terms and, except any such policy that has expired in accordance with its terms in the ordinary course, is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach of or default under, and, to the knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach of or default under, or permit termination or modification, under such policy, (c) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) no written notice of cancellation or termination has been received other than in connection with ordinary renewals or expirations. The Company has made available to Acquiror accurate and complete copies of all such insurance policies in the Company’s possession as of the date hereof, in each case, as amended or as otherwise modified and in effect as of the date hereof.
Section 4.17Real Property; Assets.
(a)Schedule 4.17(a) sets forth a true, accurate and complete list of all real property owned by the Company or any of its Subsidiaries as of the date hereof (together with all buildings, structures, facilities, fixtures, systems and/or improvements located hereon or appurtenant thereto, the “Owned Real Property”). The Company has delivered or made available to Acquiror copies of the most current (as of the date hereof) owner’s policy of title insurance, title insurance commitment or real property surveys, in each case, in the Company’s possession related to the Owned Real Property. The Company or the applicable Subsidiary has good, valid and insurable fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as disclosed on Schedule 4.17(a) or for Permitted Liens, (i) the Company or the applicable Subsidiary is in possession of each Owned Real Property and has not leased, subleased, licensed or otherwise granted anyone the right to use or occupy any such Owned Real Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iii) to the knowledge of the Company, all buildings, structures, improvements, fixtures, systems and equipment located on the Owned Real Property are in good operating condition and repair (normal wear and tear expected) for the current operation of the business, and (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries have received any notice of any pending or threatened zoning or eminent domain proceedings affecting any of the Owned Real Property with or without payment of compensation therefor.
(b)Schedule 4.17(b) sets forth a true, correct and complete list of each lease, sublease or license providing for annual rental payments in excess of $550,000 in the 2023 fiscal year (each, a “Material Real Property Lease”) related to real property and interests in real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”) as of the date of this Agreement. The Company has delivered or made available to Acquiror copies of each Material Real Property Lease and all material amendments, modifications, extensions, renewals and guaranties thereof. The Company or any of its Subsidiaries has good, valid and enforceable leasehold interests in the Leased Real Property. To the knowledge of the Company, there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use in any material respect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Company or any of its Subsidiaries.
(c)Except for Permitted Liens or as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has good and valid title to the tangible assets of the Company and such Subsidiary.
Section 4.18Environmental Matters. Except as set forth on Schedule 4.18:
(a)the Company and its Subsidiaries are, and, since January 1, 2021, have been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, except for any such non-compliance that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;
(b)there has been no Release by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, at any Real Property or, to the knowledge of the Company, at any formerly owned, leased or operated real property during the time that the Company owned or operated such property, except for any such Release that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(c)neither the Company nor any of its Subsidiaries is subject to any Governmental Order pursuant to Environmental Law, except for any such Governmental Order that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(d)there are no (i) Actions pending or threatened in writing pursuant to Environmental Laws, or (ii) to the knowledge of the Company, investigations by any Governmental Authority pursuant to Environmental Laws, against the Company or any of its Subsidiaries, except, in each case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(e)(i) neither this Agreement nor the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of a Governmental Authority or third parties pursuant to the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K and N.J.A.C. 7:26B) and (ii) to the knowledge of the Company, neither this Agreement nor the transactions that are subject of this Agreement will be deemed a “transfer of an establishment” subject to the requirements of the Connecticut Transfer Act (Gen. Stat. Ann. §22a-134 et seq.); and
(f)the Company and its Subsidiaries have made available to Acquiror copies of all material written environmental reports, assessments, studies, audits or analyses relating to the Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities under Environmental Laws, which are in the possession or reasonable control of the Company or its Subsidiaries.
Section 4.19Absence of Changes.
(a)From the Balance Sheet Date through the Closing Date, there has not been any Material Adverse Effect.
(b)Except as set forth on Schedule 4.19(b) and except as expressly contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (ii) have not taken any action that would be prohibited from being freely taken by Section 6.1 if such action had been taken during the Interim Period.
Section 4.20Affiliate Agreements. Except (a) for the Management Services Agreement and the Management Stockholders Agreement, (b) for any Company Benefit Plan, (c) for Contracts (other than commercial Contracts entered into in the ordinary course on an arms’-length basis with any portfolio company (as such term is commonly understood among institutional private equity investors) of any fund or investment vehicle managed by any of the Sponsors) between or among the Company and its Subsidiaries and (d) as set forth on Schedule 4.20, there are no other Contracts between the Company or any of its Subsidiaries, on the one hand, and any senior officer, director, manager, stockholder, member or Affiliate of the

Company or any of its Subsidiaries, or to the knowledge of the Company, any of their “associates” or members of their “immediate family” (as defined in Rules 12b-2 and 16a-1 of the Exchange Act), on the other, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such senior officer, director, manager, stockholder member, Affiliate or family member, that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole (each such Contract or business arrangement, an “Affiliate Agreement”).
Section 4.21Intellectual Property.
(a)Schedule 4.21(a) contains an accurate and complete list of all (i) issued Patents and pending Patent applications, (ii) registered Marks and pending applications for registration of Marks, (iii) registered Copyrights and pending applications for registration of Copyrights, and (iv) Domain Names, in each case, that are owned by the Company or any of its Subsidiaries as of the date of this Agreement (“Registered Intellectual Property”). Each item of Registered Intellectual Property is solely and exclusively owned by either the Company or one of its Subsidiaries, in each case, free and clear of all Liens, other than Permitted Liens. To the knowledge of the Company, the Company Owned IP is valid and enforceable. Each item of the Registered Intellectual Property is, as of the date of this Agreement, subsisting, has not expired or been abandoned, is in full force and effect and, to the knowledge of the Company, valid and enforceable. No Action is pending, or has been threatened in writing since January 1, 2021, challenging the validity, enforceability, registration, ownership or scope of any Registered Intellectual Property (other than office actions and similar proceedings in connection with the prosecution of applications for the registration or issuance of any Registered Intellectual Property).
(b)The Company and its Subsidiaries use commercially reasonable efforts to maintain and protect the confidentiality of all Trade Secrets and other material confidential information owned or held by the Company and its Subsidiaries. The Company and its Subsidiaries have not disclosed or consented to the disclosure of any Trade Secret that is material to the business of the Company and its Subsidiaries to any Person (including any former or current employees, contractors, or consultants of the Company and its Subsidiaries) other than (i) pursuant to a written agreement restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to maintain the confidentiality of such Trade Secret. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not result in the loss, termination, or material impairment of any rights of the Company or any of its Subsidiaries in any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole.
(c)Since January 1, 2021, neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated and does not currently infringe, misappropriate, dilute or otherwise violate any Person’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending or has been threatened in writing since January 1, 2021, alleging any such infringement, misappropriation, dilution, or other violations, or challenging the ownership, use, validity or enforceability of any Company Owned IP. To the knowledge of the Company, since January 1, 2021, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, the Company Owned IP in any manner that would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, and no such claims have been made against any Person by the Company or any of its Subsidiaries.
(d)The IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries and have not materially malfunctioned or failed since January 1, 2021. The Company and its Subsidiaries take, and since January 1, 2021, have taken, commercially reasonable actions to maintain and protect the security and integrity of the IT Assets (and all software, information and data stored or contained therein or transmitted thereby). To the knowledge of the Company, since January 1, 2021, there has been no security breach or other unauthorized access to the IT Assets that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption, or encryption of any material information or data contained therein. The Company and its Subsidiaries have implemented commercially reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Assets. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable Laws and contractual obligations relating to the development and use of its systems and tools incorporating AI (“AI Systems”). Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notification that alleges a violation of any applicable Laws or contractual obligations relating to the use of any AI Systems.
(e)All material Company Software was created and developed solely by (i) employees of the Company or one of its Subsidiaries within the scope of their employment or (ii) independent contractors who have assigned all of their right, title and interest in and to such Company Software to the Company or one of its Subsidiaries. No open source software is or has been incorporated in or otherwise used in connection with any Company Software in a manner that requires or obligates the Company or its Subsidiaries to: (A) disclose or otherwise make available to any Person (including any open source community) any source code included in the Company Software, (B) license any Company Software for making modifications or derivative works, (C) disclose, contribute, distribute, license or otherwise make available to any Person such Company Software for no or nominal charge, or (D) grant a license to, or refrain from asserting or enforcing, any of its Patents. Since January 1, 2021, the Company and its Subsidiaries have complied in all material respects with, and are in compliance in all material respects with, the terms and conditions of all relevant licenses for open source software used in the material Company Software.
Section 4.22Permits. The Company and each of its Subsidiaries holds all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold any such Permit would not be material to the Company and its Subsidiaries, taken as a whole (the “Material Permits”). As of the date hereof, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (c) there are no Actions pending or threatened in writing that seek the revocation, cancellation or termination of any Material Permit, and (d) each of the Company and each of its Subsidiaries is in compliance with all Material Permits applicable to the Company or such Subsidiary.
Section 4.23Top Customers; Top Suppliers.
(a)Schedule 4.23(a) sets forth a complete and accurate list of the ten (10) largest customers of the Company and its Subsidiaries for each of the Building Products, Landscape and Pool divisions of the Company’s and its Subsidiaries’ business, on a consolidated basis by dollar volume of sales for the twelve (12)-month period ended December 31, 2023 (the “Top Customers”). As of the date of this Agreement, the Company has not received a written notice from any Top Customer stating the intention of such Top Customer to (a) cease doing business with the Company or its Subsidiaries, as applicable, or (b) adversely change its relationship with the Company or any of its Subsidiaries in a manner that could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)Schedule 4.23(b) sets forth a complete and accurate list of the ten (10) largest suppliers of the Company and its Subsidiaries for each of the Building Products, Landscape and Pool divisions of the Company’s and its Subsidiaries’ business, on a consolidated basis by dollar volume spent for the twelve (12)-month period ended December 31, 2023 (the “Top Suppliers”). As of the date of this Agreement, the Company has not received a written notice from any Top Supplier stating the intention of such Top Supplier to (a) cease doing business with the Company or its Subsidiaries, as applicable, or (b) adversely change its relationship with the Company or any of its Subsidiaries in a manner that could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.24Privacy and Security.
(a)Except as set forth on Schedule 4.24, the Company and its Subsidiaries are, and since January 1, 2021, have been, in material compliance with all applicable Data Privacy and Security Requirements. Except as set forth on Schedule 4.24, since January 1, 2021, neither the Company nor any of its Subsidiaries has received any formal written notification from any person that alleges a violation of any Data Privacy and Security Requirements. Except as set forth on Schedule 4.24, since January 1, 2021, to the knowledge of the Company, there have been no material breaches or unauthorized uses of or accesses to or other adverse events or incidents related to any Personal Information Processed by or on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries have conducted commercially reasonable data security testing or audits.
(b)Except as set forth on Schedule 4.24, the Company and its Subsidiaries have (i) implemented and, since January 1, 2021, maintained commercially reasonable security procedures and practices, including technical and organizational safeguards, designed to protect the IT Assets (including the confidentiality, integrity and accessibly of the IT Assets) and all Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintains the same.

(c)Except as would not reasonably be expected to be material, individually or in the aggregate, to the operation of the business of the Company and its Subsidiaries, taken as a whole, following the Closing, (i) neither the Company nor any of its Subsidiaries is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company or such Subsidiary from Processing any Personal Information in the manner in which the Company or such Subsidiary Processed such Personal Information prior to the Closing and (ii) the transfer of Personal Information in connection with the transactions contemplated by this Agreement will not violate any Data Privacy and Security Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.
Section 4.25Anti-Corruption Laws; Sanctions.
(a)Since January 1, 2021, (i) none of the Company, any of its Subsidiaries, or any officer, director, employee, or to the knowledge of the Company, agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has violated any applicable Anti-Corruption Law or Trade Controls and (ii) neither the Company nor any of its Subsidiaries has (A) been convicted of violating any Anti-Corruption Laws or Trade Controls or has been subjected to any investigation by a Governmental Authority for any potential violation of Anti-Corruption Laws or Trade Controls, (B)  made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law or Trade Controls or (C) received any written notice, request or citation for any actual or potential non-compliance with any of the foregoing.
(b)None of the Company, any of its Subsidiaries or any of their respective directors, officers, or employees at the level of Vice President or above, or to the knowledge of the Company, any other employee, agent, representative, or sales intermediary acting for or on behalf of the Company or any of its Subsidiaries is the target of economic, trade, or financial sanctions administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), the United States State Department, the United States Commerce Department, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”). Neither the Company nor any of its Subsidiaries conducts any business or has since January 1, 2021 conducted any business, directly or indirectly, with any Person that is the target of Sanctions, including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List (the “SDN List”) or, to the knowledge of the Company, any Person owned or controlled by an entity or individual that appears on the SDN List, or with or in any country or region that is the target of Sanctions.
Section 4.26No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article IV (as qualified by the Schedules), any Letter of Transmittal and the certificate contemplated Section 9.2(c), neither the Company nor any other Seller Party has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, at law or in equity, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any other Acquiror Party. The Company and the Seller Parties expressly disclaim any and all liability and responsibility for any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets, confidential information memorandum or any other document or information made available to Acquiror, Merger Sub or any other Person (including information in the Data Room or provided in any formal or informal management presentation), except for the representations and warranties made in this Article IV (as qualified the Schedules), any Letter of Transmittal and the certificate contemplated Section 9.2(c). EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS ARTICLE IV (AS QUALIFIED BY THE SCHEDULES), ANY LETTER OF TRANSMITTAL OR THE CERTIFICATE CONTEMPLATED BY SECTION 9.2(c), NEITHER THE COMPANY NOR ANY SELLER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES TO ACQUIROR, MERGER SUB OR ANY OTHER ACQUIROR PARTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner (an “Acquiror Material Adverse Effect”).
Section 5.2Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of each of Acquiror and Merger Sub, and no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to the Remedies Exception.
Section 5.3No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of (a) any applicable Law, (b) the certificate of incorporation, bylaws or other organizational documents of Acquiror or any Subsidiary of Acquiror (including Merger Sub), or (c) any Contract to which Acquiror or any Subsidiary of Acquiror (including Merger Sub) is a party or by which Acquiror or any Subsidiary of Acquiror (including Merger Sub) may be bound, or terminate or result in the termination, cancellation or acceleration of any right or obligation or constitute a default (or an event that would with or without due notice or lapse of time or both would constitute a default) under any of the terms, conditions or provisions of any such Contract, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except, in the case of clauses (a) and (c), to the extent that the occurrence of the foregoing would not reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.4Litigation and Proceedings. There are no Actions, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror or Merger Sub that could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. Neither Acquiror nor Merger Sub, nor any property or asset of Acquiror or Merger Sub, is subject to any Governmental Order that would reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.5Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, clearance, approval, expiration or termination of any waiting period or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, clearances, expirations or terminations of any waiting period, authorizations, designations, declarations or filings, the absence of which would not have an Acquiror Material Adverse Effect, (c) compliance with any applicable securities laws and (d) as otherwise disclosed on Schedule 5.5.
Section 5.6Financial Ability. As of the date hereof and through to and including the Closing, Acquiror has and will have (a) sufficient cash on hand or other sources of immediately available funds to make all payments in accordance with Section 2.6(b) and all related fees and expenses in connection with the transactions contemplated by this Agreement and (b) the resources and capabilities (financial or otherwise) to timely satisfy and perform its obligations hereunder in full.
Section 5.7Brokers’ Fees. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage fee, finders’ fee or other commission for which the Holders would be liable after the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.8Solvency; Surviving Corporation After the Merger. Neither Acquiror nor

Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Acquiror, the Surviving Corporation and its Subsidiaries will (a) be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) have adequate capital and liquidity with which to engage in its business and (c) not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 5.9No Outside Reliance. Except for the express representations and warranties provided in this Article V (as qualified by the Schedules), none of Acquiror, Merger Sub or any other Person acting on their behalf has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied.
Section 5.10Investment Intent. Acquiror acknowledges that neither the offer nor the sale of the Common Stock has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Acquiror is acquiring the Common Stock for its own account and not for sale in connection with any distribution (within the meaning of the Securities Act) thereof in violation of applicable securities Laws.
ARTICLE VI

COVENANTS OF THE COMPANY
Section 6.1Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (x) except as expressly contemplated by this Agreement, as required by applicable Law, or as set forth on Schedule 6.1, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), operate the business of the Company and its Subsidiaries in the ordinary course of business in all material respects and use its commercially reasonable efforts to maintain and preserve in all material respects the business operations, organization and goodwill of the Company and its Subsidiaries and use commercially reasonable efforts to preserve its and their relationships with customers, suppliers and vendors that have significant business relationships with the Company and its Subsidiaries, and (y) except as expressly contemplated by this Agreement, as required by applicable Law, as set forth on Schedule 6.1, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) not:
(a)change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;
(b)(i) set aside, make or declare any non-cash dividend or non-cash distribution in respect of the capital stock or other equity securities of the Company, (ii) split, combine or reclassify the outstanding capital stock or other equity securities of the Company, or (iii) transfer, issue (except in connection with the exercise of any Option outstanding as of the date hereof), sell, pledge, encumber, dispose of or subject to a Lien (other than a Lien to be discharged at Closing) any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or other securities or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other equity securities of the Company or any of its Subsidiaries, in each case other than in accordance with the terms of any employee benefit plan or awards agreements thereunder existing as of the date hereof, other than Liens pursuant to the Company Credit Documents;
(c)increase or change the compensation or benefits of any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries, other than in the ordinary course of business, except that, notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, except as required by the terms of a Company Benefit Plan or any Labor Contract: (i) grant any equity or equity-based awards, or amend in any material respect the terms of any equity or equity-based awards outstanding as of the date of this Agreement; (ii) grant any transaction, change in control, retention or similar bonuses, (iii) increase or change the compensation or benefits payable to any person at or above the level of Senior Vice President, other than ordinary course increases, renewals, or changes, in each case, with respect to Company Benefit Plans providing health, dental, vision or other medical benefits, (iv) increase or change the severance, termination pay or similar terms applicable to any current or former employee at or above the level of Senior Vice President; (v) establish or fund (or provide any funding for) any rabbi trust or other funding arrangement, including in respect of any Company Benefit Plan; or (vi) hire or promote any person at the level of Senior Vice President or above, including any person who would be a Senior Vice President following such promotion (other than, in each case, to fulfill a vacancy) or terminate (other than for cause) the employment or services of any employee at the level of Senior Vice President or above;
(d)except as required by any current Labor Contract, adopt, enter into, extend, or establish any new Labor Contract or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company;
(e)enter into a definitive agreement relating to, or consummate, any Add-On Acquisition (i) providing for consideration in whole or part by the Company or any of its Subsidiaries in equity securities (or other securities convertible into equity securities) of the Company or any of its Subsidiaries or (ii) requiring Regulatory Consent under any Antitrust Law with respect to such Add-On Acquisition; provided, however, that the Company shall, in advance of entering into definitive documentation with respect to any Add-On Acquisition, disclose to Acquiror the material details of any such Add-On Acquisition (including anticipated purchase price);
(f)make any material loans or material advances to any Person, except for (i) advances no greater than $1,000,000 to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business, (ii) deferred payment terms given to customers of the Company or any of its Subsidiaries in the ordinary course of business and (iii) loans or advances solely between or among the Company and any of its wholly-owned Subsidiaries;

(g)(i) sell, assign, transfer, license, sublicense, abandon, permit to lapse or otherwise dispose of any material Company Owned IP, except non-exclusive licenses granted to third Persons in the ordinary course of business, or (ii) disclose any material Trade Secret of the Company or any of its Subsidiaries to any other Person, except in the ordinary course of business to a Person bound by reasonable confidentiality obligations;
(h)enter into any Contract that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business material to the business of the Company and its Subsidiaries, taken as a whole;
(i)enter into or amend in any material respect any Affiliate Agreement, other than in connection with any real estate transaction, entered into in the ordinary course of business, with any former equityholder or employee of any Person or business acquired (including pursuant to any Add-On Acquisition) by the Company or any of its Subsidiaries;
(j)pay or discharge, enter into any settlement with respect to, or waive or compromise any pending or threatened Action (whether or not commenced prior to the date hereof) involving the payment of, or any agreement to pay over time, in cash, notes or property, in the aggregate, an amount in excess of $10,000,000 individually and $25,000,000 in the aggregate;
(k)shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise engage in unusual efforts to accelerate the collection of accounts receivable or unusually and delay the payment of accounts payable, in each case, in a manner inconsistent with the past practice of the Company or any of its Subsidiaries in the ordinary course of business;
(l)incur, assume or guarantee any indebtedness for borrowed money, other than (i) in connection with borrowings and extensions of credit under the Company Credit Documents, so long as the aggregate principal amount thereof does not exceed the aggregate principal amount outstanding thereunder on the date hereof or, if greater, the aggregate amount of commitments available thereunder on the date hereof (after giving effect any changes to the borrowing base in accordance with the definitions therefor in the Credit Agreements as in effect on the date hereof), (ii) in the ordinary course of business in connection with the equipment financing arrangements of the Company and its Subsidiaries, (iii) any such indebtedness between the Company; on the one hand, and any wholly-owned Subsidiary of the Company, on the other hand, or between wholly-owned Subsidiaries of the Company; or (iv) amend, restate, amend and restate, supplement or modify the optional prepayment or redemption provisions of the Company Credit Documents in a manner that would impair the prepayment or redemption of the Indebtedness thereunder on the Closing Date;
(m)adopt or enter into a plan of complete or partial liquidation, dissolution or other reorganization of the Company or any of its Subsidiaries;
(n)with respect to the Company or any of its Subsidiaries: adopt or change any material Tax accounting method, make, change or revoke any material Tax election, that, in each case, would be binding upon any of Company or its Subsidiaries, settle or compromise any audit, examination or other Tax proceeding with respect to material amounts of Taxes, amend any material Tax Return or file any material Tax Return materially inconsistent with past practice, waive or extend any statute of limitations in respect of any material Taxes or period within which an assessment or reassessment of any material Taxes may be issued, enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) with any Governmental Authority or surrender any right to a refund, in each case, of any material Taxes, fail to pay any material Taxes that become due and payable, or change any U.S. federal income tax classification of the Company or any of its Subsidiaries;
(o)other than capital expenditures or commitments made in connection with (i) opening new locations to operate the business of the Company and its Subsidiaries and (ii) the Company’s and its Subsidiaries’ fleet of vehicles, in each case of clauses (i) and (ii), in the ordinary course of business, make any capital expenditures or commitments in excess of $5,000,000 individually;
(p)fail to maintain in full force and effect any insurance policy set forth on Schedule 4.16(p) (including changing the amount of any coverage), except for replacement of any such policy by a new or successor policy of substantially similar coverage;
(q)effectuate a “mass layoff” or “plant closing” as those terms are defined in the WARN Act, or engage in comparable conduct under any applicable state or local Law affecting, in whole or in part, any facility, site of employment, operating unit, or employee of the Company that would trigger the requirements of the WARN Act or any comparable state or local Law;
(r)sell, lease, sublease, license, sublicense, abandon, encumber, transfer, assign, mortgage or otherwise dispose of (i) any of its Owned Real Property, or (ii) any of the Leased Real Property, in each case of this Section 6.1(r), except in the ordinary course of business; or
(s)enter into any Contract to do any action prohibited under this Section 6.1.
Notwithstanding anything in this Agreement, prior to the Closing, Acquiror shall not directly or indirectly interfere with or control, or attempt to interfere with or control, the Company’s and its Subsidiaries’ conduct of business in the ordinary course. Prior to the Closing, each of the Company and Acquiror shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, nothing herein will prevent the Company or any of its Subsidiaries from (x) repaying indebtedness (including Funded Debt) prior to the Calculation Time or (y) declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding capital stock of the Company or any of its Subsidiaries; provided, that all such distributions and dividends are paid in full prior to the Calculation Time; provided, further, that to the extent the Company breaches the foregoing proviso, the components of the Closing Statement set forth in Section 3.4(a) and any payment required to be made pursuant to Section 3.4(a) shall be adjusted accordingly on a dollar-for-dollar basis.
Section 6.2Inspection. Subject to confidentiality obligations, the Company shall, and shall cause its Subsidiaries to (a) afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books and records (including all electronic data related thereto), and appropriate officers, employees, accountants and other representatives of the Company and its

Subsidiaries, (b) furnish Acquiror and such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries (in each case of clauses (a) and (b), as Acquiror may reasonably request for the sole purpose of preparing for the operation of the business of the Company and its Subsidiaries following the Closing) and (c) furnish or cause to be furnished to Acquiror and its representatives such information and assistance relating to the business as is reasonably necessary for the review and filing of all Tax Returns, the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any tax claim; provided, however, that (i) any investigation shall be conducted in accordance with all applicable competition Laws and shall only be upon reasonable notice and shall be at Acquiror’s sole cost and expense; (ii) the Company and its Subsidiaries shall not be required to afford such access or furnish data or other information if doing so could (x) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (y) violate any Contract to which any such Person is a party or (z) violate any Law to which any such Person is subject, (iii) any reasonable and documented expenses of the Company and its Subsidiaries incurred in connection therewith will be paid by or caused to be paid by the Acquiror; (iv) Acquiror and its representatives shall not contact or otherwise communicate with the officers, employees, customers or vendors of the Company or its Subsidiaries, unless, in each case, approved in advance by the Company; (v) Acquiror and its representatives shall not be permitted as part of such access to perform any testing or sampling of any environmental media at any Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions and (vi) any access to the Company’s properties shall be subject to the Company’s and its Subsidiaries’ health and safety policies and procedures. All information obtained by Acquiror, Merger Sub and their respective representatives under this Agreement shall be subject to the Confidentiality Agreement. During any visits to any offices, properties or sites of or leased by the Company or any of its Subsidiaries permitted by this Section 6.2, Acquiror shall comply, and shall cause its representatives to comply, with all safety, health and security rules applicable to the premises being visited.
Section 6.3Regulatory Consents.
(a)In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) promptly, but in no event later than ten (10) Business Days after the date of this Agreement, comply with the notification and reporting requirements of the HSR Act and (ii) with respect to each other Regulatory Consent, as promptly as practicable prepare and file all filings, requests, registrations and notices necessary to obtain such Regulatory Consent. The Company shall use reasonable best efforts to, as promptly as practicable, (A) substantially comply with any Information or Document Requests (including certifying substantial compliance with any so-called “second request” (or similar request)) and (B) obtain the Regulatory Consents.
(b)The Company shall promptly furnish to the Acquiror copies of any material notices or written communications received by the Company or any of its Affiliates from any Regulatory Consent Authority or other Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company and its Affiliates shall permit counsel to the Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed material written communications by the Company or its Affiliates to any Regulatory Consent Authority or other Governmental Authority concerning the transactions contemplated by this Agreement. The Company agrees to provide Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any material meetings or discussions, either in person, video conference or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Regulatory Consent Authority or other Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. If any Action, including any proceeding by a private party or a Governmental Authority, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, the Company shall (and shall cause its Affiliates to) consult and cooperate in all respects with Acquiror in the defense or settlement of any such Action.
(c)The Company shall not, and shall cause its controlled Affiliates not to, acquire or agree to acquire equity or assets of, or other interests in, or merge or consolidate with (or agree to merge or consolidate with), any corporation, partnership, association or other business organization or Person, or any business unit, division, subsidiary or other portion thereof, or take any other action, if such action would reasonably be expected to (i) materially increase the risk of any Regulatory Consent Authority or other Governmental Authority seeking or entering a Governmental Order or other Law prohibiting, preventing, restricting, delaying or otherwise making unlawful the consummation of the transactions contemplated by this Agreement; (ii) materially increase the risk of not being able to remove any such Governmental Order or other Law on appeal or otherwise; (iii) materially delay the satisfaction of the conditions contained in Section 9.1 or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, in each case of clauses (i) through (iv), other than the establishment of any new location for the operation of the business of the Company and its Subsidiaries set forth on Schedule 6.3(c).
Section 6.4Treatment of Company Notes. Prior to the Closing Date, Acquiror and the Company shall mutually consult in good faith with respect to any plans, if any, to (i) commence one or more tender offers, exchange offers or consent solicitations or change of control offers for any of the Company Notes prior to the Closing Date, the settlement of which, in each case, will be contingent on the Closing or (ii) redeem or satisfy and discharge any Company Notes, as of the Effective Time. To the extent reasonably requested by Acquiror, the Company shall provide reasonable and customary assistance, at Acquiror’s sole cost and expense, in connection therewith, including using reasonable best efforts to (x) take any actions reasonably necessary or appropriate to be taken to issue conditional redemption notices or notices of conditional offers to purchase or exchange the Company Notes, or consent solicitations which close at or following the Effective Time, or other documents necessary to commence any tender offers, exchange offer or consent solicitations or change of control offers, as the case may be, for the Company Notes and (y) cause the applicable trustee to proceed with such tender offers, exchange offers or consent solicitations or change of control offers, as the case may be, for the Company Notes, and take any such action as is reasonably necessary to cause the applicable trustee or other applicable agent to send the notices of offers to purchase or redemption, consent solicitation statement or other documents necessary to commence such a transaction, to the holders of the Company Notes on or prior to the Closing Date, as applicable. Acquiror shall draft all documentation related to any tender offer, exchange offer and/or consent solicitation and shall provide advanced review and consultation to the Company and give reasonable and good faith consideration to reflecting any comments raised by the Company and its counsel. Any dealer manager, information agent, depositary or other agent retained in connection with any tender offers, exchange offers or consent solicitations or change of control offers, as the case may be, for the Company Notes will be selected by Acquiror and be reasonably acceptable to the Company and the fees and expenses of such agents will be paid directly by Acquiror. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to give a notice of redemption that is not conditional on Closing.
Section 6.5Termination of Certain Agreements. The Company shall take all actions necessary to cause the Management Services Agreement and the Management Stockholders Agreement to be terminated with respect to the Company and its Subsidiaries as of the Effective Time, including any provisions that by their terms purport to survive such termination, without any liability to the Company. At or prior to the Closing, Company Parent shall deliver to Acquiror written evidence reasonably satisfactory to Acquiror of each termination contemplated by the preceding sentence.
Section 6.6Company Stockholder Approval; Appraisal Rights. Promptly, and in any event, within twenty-four (24) hours following the execution of this Agreement, the Company shall, upon consideration of the recommendation of the board of directors of the Company, obtain the Company Stockholder Approval and deliver a copy of the Company Stockholder Approval to Acquiror. Promptly following the receipt of the Company Stockholder Approval, the Company shall notify all Holders (if any) entitled to receive notice under Section 262 of the DGCL that appraisal rights are available with respect to their applicable Common Shares; provided, however, that the Company shall provide Acquiror with a reasonable opportunity to comment on such notice (or form thereof) prior to dissemination, and the Company shall consider in good faith any such comments Acquiror so proposes.
Section 6.7280G. At least ten (10) Business Days prior to the Closing, the Company will use reasonable best efforts to obtain, from each Person to whom any payment or benefit is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive or retain some or all of such payment or benefit (the “Waived Benefit”) so that all remaining payments or benefits applicable to such Person shall not be deemed to be a “parachute payment” that would not be deductible under Section 280G of the Code. As soon as practicable thereafter but in any event at least three (3) Business Days prior to the Closing, the Company shall submit for the approval of the stockholders of the Company entitled to vote on such matter, all payments and benefits that have been conditioned on the receipt of such approval (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder). At least five (5) Business Days prior to soliciting such waivers and approval described herein, the Company shall provide its analyses, supporting documentation and drafts of such waivers, disclosure and approval materials to Acquiror for its review and comment, which comments shall be considered by the Company in good faith. Prior to the Closing, the Company shall deliver to Acquiror evidence reasonably acceptable to Acquiror that a vote of holders of the equity interests of the Company was solicited in accordance with the requirements of Section 280G of the Code and the foregoing provisions of this Section 6.7 and that either (i) the requisite number of votes approving the Waived Benefit was obtained from the holders of the equity interests of the Company (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a result, no Waived Benefit shall be made or provided. Acquiror acknowledges that this Section 6.7 shall not be construed to require the Company or its Affiliates to compel any Person to waive any existing legally-binding rights under any contract or agreement that such Person has with the Company or any Subsidiary thereof and in no event shall the Company be deemed in breach of this Section 6.7 if any such Person refuses to waive any such rights. The parties hereto acknowledge that this Section 6.7 shall not apply to any agreement, contract, arrangement or plan entered into by and between Acquiror or any of its Affiliates and an employee of the Company or any of its Subsidiaries (collectively, the “Acquiror Arrangements”), unless such Acquiror Arrangements and the information reasonably necessary (including any underlying valuations) to allow the Company to determine whether such Acquiror Arrangements could constitute “parachute payments” have, in each case, been disclosed to the Company at least fifteen (15) Business Days prior to the Closing. To the extent any Acquiror Arrangement and related information is not disclosed to the Company at least fifteen (15) Business Days prior to the Closing or to the extent Acquiror provides misinformation or Acquiror’s omission of information has resulted in misinformation with respect to the Acquiror Arrangements, compliance with this Section 6.7 shall be determined as if such Acquiror Arrangement had not been entered into.
Section 6.8Resignations. Except as set forth on Schedule 6.8, the Company shall deliver, or cause to be delivered, to Acquiror duly signed resignations, effective as of the Closing, of all directors of the Company and each Subsidiary of the Company who are not also employees of the Company or its Subsidiaries.
Section 6.9Exclusive Dealings. During the Interim Period, the Holder Representative shall not, and shall cause the Company and its Subsidiaries to not, nor shall it or they permit any of its or their controlled Affiliates or representatives acting on their behalf to, encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with, or provide any information to, any Person (other than Acquiror, its Affiliates and their respective representatives) concerning any purchase, transfer or other disposition, directly or indirectly, of the equity securities of the Company or any of its Subsidiaries to such Person, any merger or other business combination involving the Company or any of its Subsidiaries, any sale of all or a material portion of the assets of the Company and its Subsidiaries or any similar transaction involving the Company and its Subsidiaries (other than assets sold in the ordinary course of business). Promptly following the execution of this Agreement, the aforementioned Persons shall terminate and cease any and all discussions or negotiations regarding any such transaction with all Persons (other than Acquiror, its Affiliates and their respective representatives) and shall deliver to all such Persons (other than Acquiror, its Affiliates and their respective representatives) who received confidential information in connection with the sales process leading to the execution of this Agreement (or any similar process) “return or destroy” notices in accordance with the applicable confidentiality agreements entered into with such Persons.
Section 6.10Financing Cooperation.
(a)On and prior to the Closing Date, the Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use their commercially reasonable efforts, to cause its and their respective officers, employees, advisors and representatives (including legal and accounting) to provide such cooperation to Acquiror as may reasonably be requested by Acquiror in connection with any debt financing obtained or to be obtained by the Acquiror

(“Debt Financing”) to fund all or any portion of, or otherwise to be incurred in connection with, the transactions contemplated hereby.
(b)Notwithstanding the foregoing, prior to the Closing Date, neither the Company, nor its Subsidiaries shall be required or obligated to (i) approve, execute or deliver any document in connection with the Debt Financing or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement, other than customary authorization letters with respect to information about the Company and its Subsidiaries; (ii) pass resolutions or consents to approve or authorize the execution of the Debt Financing; (iii) incur any liability or obligation (including any indemnification obligation) in connection with the Debt Financing that is not contingent on the Closing, or pay any commitment or other fee in connection with the Debt Financing prior to the Closing; (iv) provide any financial (or other) information that (1) is not produced in the ordinary course of business, (2) is not required to be provided pursuant to the terms of the documentation governing the Debt Financing of the Company, or (3) cannot be produced or provided without unreasonable cost or expense; (v) take any action other than at Acquiror’s request and with reasonable prior notice; (vi) take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any Law or material contract by which it or its property is bound; (vii) take any action that could subject any director, manager, officer or employee of the Company or its Subsidiaries to any actual or potential personal liability; (viii) provide access to or disclose information that the Company determines in good faith (after consultation with counsel) would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Subsidiaries; provided that the Company shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information and to the extent that doing so would not jeopardize attorney-client privilege or violate such confidentiality requirements, the Company shall notify the Acquiror if any information requested by the Acquiror is being withheld pursuant to this subclause (viii); (ix) take any action that it determines in good faith would unreasonably interfere with the ongoing commercial operations of the Company and its Subsidiaries; (x) take any action to the extent it would (or would reasonably be expected to) cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article IX to fail to be satisfied or otherwise cause any breach of this Agreement; (xi) waive or amend any terms of this Agreement; (xii) prior to the Closing, be an issuer or other obligor with respect to such Debt Financing; or (xiii) deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing.
(c)Expense Reimbursement. Acquiror shall promptly, upon request by the Company, and in any event no later than the Calculation Time, reimburse each of the Company and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by it in connection with its cooperation with the Debt Financing pursuant to this Section 6.10.
(d)Indemnification. Acquiror shall indemnify and hold harmless the Company and its Subsidiaries, and their respective directors, officers, employees and representatives, from and against any and all Damages suffered or incurred by them in connection with their cooperation with the Debt Financing and pursuant to this Section 6.10; provided that such indemnity shall not apply to any Damages (x) resulting from, or arising out of, gross negligence, fraud or willful misconduct by or on the part of the Company, its Subsidiaries or their respective directors, officers, employees and representatives or (y) constituting indirect, special, punitive or consequential damages (it being understood that this clause (y) shall not limit Acquiror’s indemnity obligations with respect to any indirect, special, punitive or consequential damages included in any third-party claim in connection with which the Company or its applicable Subsidiary would be entitled to indemnification under this Section 6.10(d)).
(e)Effect on Condition to Acquiror’s Obligations. Notwithstanding anything to the contrary herein, the condition set forth in Section 9.2(b), as it applies to the Company’s obligations under this Section 6.10, shall be deemed satisfied unless the Company has intentionally, willfully and materially breached this Section 6.10.
(f)Debt Financing not a Condition. Acquiror and Merger Sub acknowledge and agree that obtaining the Debt Financing is not a condition to their obligations under this Agreement. If the Debt Financing has not been obtained, Acquiror and Merger Sub shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.
(g)Use of Information. All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Acquiror or any of its representatives pursuant to this Section 6.10 shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed (i) on a confidential basis to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents during syndication and marketing of the Debt Financing subject to such entities entering into confidentiality obligations with Acquiror on terms similar to those in the Confidentiality Agreement and (ii) on a confidential basis to rating agencies.
Section 6.112023 Audit. The Holder Representative shall deliver to Acquiror (a) the audited consolidated balance sheets and statements of operations, statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2023, together with the auditor’s reports thereon (the “2023 Audited Financials”) promptly following the Company’s receipt of the 2023 Audited Financials from its preparers (and in any event, within five (5) Business Days of such receipt), and (b) as soon as reasonably practicable following the delivery contemplated by the foregoing clause (a) (and in any event, within thirty (30) days of such delivery), the Company’s calculation of the 2023 Actual EBITDA. Acquiror acknowledges and agrees that (i) the purpose of calculating the 2023 EBITDA Adjustment Amount is to measure differences between the amounts set forth in the line items expressly included on Schedule 1.1(a) and the corresponding amounts set forth in such line items in the 2023 Audited Financials, and thereafter to calculate the 2023 Actual EBITDA and the 2023 EBITDA Adjustment Amount in accordance with the definitions thereof, and (ii) it shall not challenge or contest any accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies applied in the preparation of the 2023 Audited Financials, or any amount set forth in the 2023 Audited Financials.

ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1Regulatory Consents.
(a)In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) promptly, but in no event later than ten (10) Business Days after the date of this Agreement, comply with the notification and reporting requirements of the HSR Act and (ii) with respect to each other Regulatory Consent, as promptly as practicable, prepare and file all filings, requests, registrations and notices necessary to obtain such Regulatory Consent. Without limiting anything set forth in this Section 7.1, Acquiror and Merger Sub shall use reasonable best efforts to, as promptly as practicable (A) substantially comply with any Information or Document Requests (including certifying substantial compliance with any so-called “second request” (or similar request)) and (B) obtain the Regulatory Consents.
(b)Acquiror shall, and shall cause its Affiliates to, cooperate in good faith with the Regulatory Consent Authorities and other Governmental Authorities and use reasonable best efforts to undertake (and cause its Affiliates to undertake) promptly any and all action required to (x) obtain termination or expiration of the waiting period or comparable period under the HSR Act and otherwise obtain any other Regulatory Consent, and (y) complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and use reasonable best efforts to take any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Regulatory Consent Authority or other Governmental Authority or the issuance of any Governmental Order or other Law that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement (including the Merger), including by (i) proffering, negotiating and consenting or agreeing to a Governmental Order or other agreement providing for (A) the sale, divestiture, licensing or other disposition, or the holding separate, of any assets, interests, businesses, or business units or divisions of the Company or its Subsidiaries, (B) the termination, creation, amendment or assignment of relationships, ventures and contractual rights and obligations of the Company or its Subsidiaries or Acquiror or its Subsidiaries, or (C) the limitation, restriction or modification of the conduct, management or ownership of any assets, interests, businesses or operations of the Company or its Subsidiaries or Acquiror or its Subsidiaries or any action, agreement or commitment that limits the freedom of action, ownership or control with respect to, or the ability to retain or hold, any of the businesses, interests or assets of the Company or its Subsidiaries or Acquiror or its Subsidiaries and (ii) promptly effecting any of the foregoing described in clause (i) of this Section 7.1(b), or any other action, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date (clauses (i) and (ii), the “Remedial Actions”); provided, however, that (1) with respect to any Remedial Action described in clause (i)(A) above, such Remedial Action shall be limited to the assets, interests, businesses or operations of the Company or its Subsidiaries and there shall be no requirement to take any such action that relates to, affects, or includes any assets, interests, businesses or operations of Acquiror or its Affiliates, (2) with respect to any Remedial Action described in clauses (i)(B) or (i)(C) above involving Acquiror or its Affiliates, there shall be no requirement to take any such action that relates to, affects, or includes any assets, interests, businesses or operations of Acquiror or its Affiliates, other than (x) so-called behavioral remedies or other similar actions that would result in a de minimis effect on Acquiror and its Subsidiaries and (y) actions that relate to the business lines being acquired pursuant to the Merger and which would not reasonably be expected to be materially detrimental to the benefits Acquiror and its Affiliates expect as a result of the transactions contemplated by this Agreement (for the avoidance of doubt, the foregoing clauses (i)(B) and (i)(C) shall not be construed to imply any obligation on Acquiror to dispose of, or hold separate, any assets, interests, businesses, or business units or divisions of Acquiror or its Subsidiaries), and (3) neither Acquiror nor any of its Affiliates shall be required to take any Remedial Action that, individually or in the aggregate, would result in a Material Adverse Effect. In furtherance and not in limitation of the provisions of this Section 7.1 and Section 8.1, if any Action, including any proceeding by a private party or a Governmental Authority, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, Acquiror shall use (and shall cause its Affiliates to use) its and their reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Governmental Order or other Law, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement. The entry by any Regulatory Consent Authority or other Governmental Authority in any Action of a Governmental Order or other Law permitting the consummation of the transactions contemplated hereby but requiring the taking of any Remedial Action required to be taken pursuant to this Section 7.1(b) shall not be deemed a failure to satisfy any condition specified in Section 9.1 or Section 9.2 and no actions taken pursuant to this Section 7.1(b) shall be considered for purposes of determining whether any condition specified in Section 9.1 or Section 9.2 has been satisfied.
(c)Acquiror shall promptly furnish to the Company copies of any material notices or written communications received by Acquiror or any of its Affiliates from any Regulatory Consent Authority or other Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror and its Affiliates shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed material written communications by Acquiror or its Affiliates to any Regulatory Consent Authority or other Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any material meetings or discussions, either in person, video conference or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Regulatory Consent Authority or other Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Subject to the provisions of Section 6.3 and this Section 7.1, (i) Acquiror shall be entitled to lead and control all aspects of the parties’ strategy in furtherance of the parties’ respective obligations pursuant to Section 6.3 and Section 7.1 to obtain the Regulatory Consents (after considering in good faith the views of the Company) and (ii) with respect to any determinations relating to whether to extend any waiting, review or comparable period under the HSR Act or other Antitrust Laws, including entering into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement for some period of time, Acquiror and Company shall use their reasonable best efforts to jointly evaluate and consider such determination, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another; provided that, without limiting the foregoing, in the event of any disagreement concerning any such determinations, Acquiror shall make the final determination; provided, further, that, for the avoidance of doubt, Acquiror and its Affiliates shall not enter into any so-called timing or other similar agreement with any Governmental Authority that would have the effect of delaying the consummation of the transactions contemplated by this Agreement beyond the Termination Date or agreeing to not consummate the transactions contemplated by this Agreement.
(d)Acquiror shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
(e)Acquiror shall not, and shall cause its controlled Affiliates not to, acquire or agree to acquire equity or assets of, or other interests in, or merge or consolidate with (or agree to merge or consolidate with), any corporation, partnership, association or other business organization or Person, or any business unit, division, subsidiary or other portion thereof, or take any other action, if such action would reasonably be expected to (i) materially increase the risk of any Regulatory Consent Authority or other Governmental Authority seeking or entering a Governmental Order or other Law prohibiting, preventing, restricting, delaying or otherwise making unlawful the consummation of the transactions contemplated by this Agreement; (ii) materially increase the risk of not being able to remove any such Governmental Order or other Law on appeal or otherwise; (iii) materially delay the satisfaction of the conditions contained in Section 9.1 or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.
Section 7.2Indemnification and Insurance.
(a)From and after the Effective Time through the sixth (6th) anniversary of the Closing Date, Acquiror agrees that it shall cause the Surviving Corporation to indemnify, defend and hold harmless each present and former director and officer of the Company and any of its Subsidiaries against any, judgments, claims and Damages incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Surviving Corporation or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement (and made available to Acquiror prior to the date hereof) to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, (i) Acquiror shall cause the Surviving Corporation and each of its Subsidiaries (A) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents in effect on the date of this Agreement (and made available to Acquiror prior to the date hereof) concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (B) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except to the extent required by Law and (ii) Acquiror agrees that any indemnification and advancement of expenses available to any current or former director of the Company or its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company and its Subsidiaries pursuant to this Section 7.2 and that the Company and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.2, (B) shall be fully responsible for the advancement of all expenses and the payment of all Damages with respect to Sponsor Directors which are addressed by this Section 7.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 7.2.
(b)For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not materially less favorable than the terms of such current insurance coverage; provided, the Surviving Corporation shall not be required to pay a premium in respect of any such policy which is more than 300% of the premium of such policy as of the date hereof (the “Premium Cap”), unless the Company agrees that amounts in excess of the Premium Cap shall be deemed to be Outstanding Company Expenses; provided, further, that if the premiums of such insurance coverage exceed the Premium Cap, the Surviving Corporation shall be permitted to obtain alternative policies that provide terms, conditions, retentions and levels of coverage as close to, but may be less advantageous than, those provided by the policies in effect as of the date hereof that are reasonably available for a premium less than or equal to the Premium Cap. At Acquiror’s option and in satisfaction of the foregoing obligation, prior to the Closing, the Company shall (at Acquiror’s cost and expense) cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing, and if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof; provided, the Company shall (i) consult with Acquiror in obtaining such “tail” policy, (ii) use commercially reasonable efforts to obtain the best pricing for each such “tail” policy that satisfies the minimum conditions of such a policy pursuant to the foregoing sentence of this Section 7.2(b) (which, for the avoidance of doubt, may not provide for coverage or amounts exceeding those currently provided) and (iii) not pay an aggregate amount for any such “tail” policy in excess of the Premium Cap, unless the Company agrees that amounts in excess of the Premium Cap shall be deemed to be Outstanding Company Expenses. All costs and expenses (including insurance premiums) relating to obtaining and maintaining such “tail” or other insurance policies as contemplated by this Section 7.2(b) shall be borne in their entirety by Acquiror.
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.
(d)Acquiror shall assume, and be jointly and severally liable with the Company for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.
Section 7.3Post-Closing Access; Preservation of Records. For a period of six (6) years from and after the Closing and subject to all applicable Laws, Acquiror will make or cause to be made available to the Holder Representative (at the Holder Representative’s sole cost and expense) all books, records and documents of the Surviving Corporation and each of its Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for the sole purposes of (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (b) compliance with applicable Law or (c) preparing and delivering any Tax Return or accounting or other statement provided for under this Agreement; provided, however, that (i) access to such books, records, documents and employees will not materially interfere with the normal operations of the Surviving Corporation and its Subsidiaries, (ii) Acquiror shall not be required to provide such access or disclose any information if doing so could (x) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (y) violate any Contract to which any Acquiror, the Surviving Corporation or any of their respective Subsidiaries is a party or (z) violate any Law to which any of Acquiror, the Surviving Corporation or any of their respective Subsidiaries is subject and (iii) any reasonable and documented expenses of Acquiror or the Surviving Corporation and its Subsidiaries incurred in connection therewith will be paid by the Holder Representative. Acquiror will cause the Surviving Corporation and each of its Subsidiaries to maintain and preserve all such books, records and other documents for six (6) years following the Closing Date or, if longer, any applicable statutory or regulatory retention period, as the same may be extended.
Section 7.4Employee Matters.
(a)Acquiror shall provide, or cause to be provided, to the current employees of the Company and its Subsidiaries who remain employed with the Surviving Corporation or its Subsidiaries following the Closing (the “Affected Employees”), for a period of one (1) year following the Closing (and while employed by Surviving Corporation or its Subsidiaries), (i) annual base salary or wage (as applicable) and target annual cash incentive compensation or commission opportunities that are, in each case, no less than the annual base salary or wages and target annual cash incentive compensation or commission opportunities, respectively, provided to each such Affected Employee immediately prior to the Closing Date and (ii) health, welfare and retirement benefits (excluding, for the avoidance of doubt, any post-employment welfare, defined benefit pension and deferred compensation plans) that are either (x) substantially similar in the aggregate to those currently provided by the Company and its Subsidiaries to each such Affected Employee immediately prior to the Closing Date or (y) the same as those made available to similarly situated employees of Acquiror and its Subsidiaries. Acquiror shall and shall cause the Company and its Subsidiaries, as applicable, to honor the terms of existing employment, severance, change of control and salary continuation agreements between the

Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform (and on and prior to the Closing was performing) such agreements and such agreements constitute Company Benefit Plans set forth on Schedule 4.12(a). For the avoidance of doubt, (A) any equity-based incentive compensation, retention, change in control, transaction, and similar one-time bonus or special compensation shall not be taken into consideration for the purposes of the requirements of this Section 7.4(a) and (B) this Section 7.4(a) shall not apply to Affected Employees who are covered by a collective bargaining agreement.
(b)Without limiting the generality of Section 7.4(a), with respect to any Affected Employee whose employment is terminated by Acquiror or any of its Subsidiaries within one (1) year following the Closing Date, Acquiror shall provide, or cause to be provided, such Affected Employee with severance benefits that are no less than the severance benefits (including cash and welfare benefits) such Affected Employee would have received if he or she separated from the Company or any of its Subsidiaries immediately prior to the Closing under the applicable severance policy of the Company in effect at that time and set forth on Schedule 7.4(b).
(c)Acquiror shall, or shall cause the Company to, honor all unused vacation, holiday, sickness and personal days accrued by, and any leaves of absence granted to, the Affected Employees prior to the Closing Date under the policies and practices of the Company and its Subsidiaries. To the extent any group health plan of the Acquiror replaces a Company Benefit Plan that is a group health plan following the Closing, Acquiror shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such Acquiror plan for the plan year in which such Affected Employee is first eligible to participate (except to the extent that such conditions, requirements, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then existing plans absent any change in the employee benefit plan) and (ii) provide each Affected Employee and his or her covered dependents with full credit for any co-payments, deductibles, out-of-pocket expenses and lifetime maximums paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such Acquiror plan for the plan year in which such Affected Employee is first eligible to participate (except to the extent that such credit for co-payments and deductibles paid prior to such Affected Employee’s participation in the Acquiror plan did not apply under the Company’s or Subsidiary’s then existing plans to satisfy any applicable deductible or out-of-pocket requirements). Acquiror shall, or shall cause the Surviving Corporation to, provide each Affected Employee with full service credit for all purposes with the Company and its Affiliates under each Acquiror employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate following the Closing, except (i) for purposes of benefits accrual or pay credit purposes under any defined benefit pension plan, (ii) under any benefit plan that is a frozen benefit plan or provides grandfathered benefits, (iii) under any retiree medical plans or arrangements, (iv) with respect to any equity incentive awards granted by Acquiror or (v) to the extent that it would result in a duplication of benefits with respect to the same period of services.

(d)401(k) Plans.
(i)Upon the request of Acquiror, effective as of the day immediately preceding the Closing and contingent upon the Closing, the Company or its Subsidiaries (as applicable) shall (i) take any and all necessary actions to terminate any Company Benefit Plans that are intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”); (ii) provide Acquiror with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior review and comment by Acquiror, which comments shall be considered by the Company in good faith) evidencing that any such plans will be terminated effective as of no later than the day immediately preceding the Closing; and (iii) prior to and conditioned upon termination of any such plans, authorize through corporate resolution any and all necessary amendments to the plan documents to effect such terminations, fully vest affected participants, and comply with all requirements of applicable Law as of the effective date of such terminations; provided, that the Company and its Subsidiaries shall not take any further steps to effect any such plan terminations prior to the Closing.
(ii)Acquiror shall designate a tax-qualified defined contribution retirement plan of Acquiror or its Affiliate with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Acquiror 401(k) Plan”) that will cover Affected Employees on and after the Closing Date. Acquiror shall cause the Acquiror 401(k) Plan to accept direct rollovers elected by Affected Employees from the 401(k) Plans that consist of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) and promissory notes evidencing participant loans. The parties hereto shall cooperate in good faith to work with the recordkeepers of the 401(k) Plans and the Acquiror 401(k) Plan to complete the rollovers of promissory notes evidencing participant loans before such loans default.
(e)Except as set forth on Schedule 7.4(e), prior to making any broad-based written or video communications to the directors, officers, or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are addressed in this Section 7.4, the Company shall provide Acquiror with a copy of the text of the intended communication, the Acquiror shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.
(f)The provisions of this Section 7.4 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) confer upon or give to any Person (including, for the avoidance of doubt, any current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.4) under or by reason of any provision of this Agreement, including any right to continued employment for any period or continued receipt of any specific employee benefit; and (ii) limit, restrict or interfere in any way with the right of the Surviving Corporation or its Subsidiaries to discharge or terminate, for any reason whatsoever, with or without cause, in accordance with applicable Law, the employment or service of any employee or other service-

provider at or following the Closing. The provisions of this Agreement do not constitute an amendment to any Company Benefit Plan.
Section 7.5No Outside Reliance. Notwithstanding anything contained in this Agreement to the contrary, each of Acquiror and Merger Sub (on its own behalf and on behalf of each other Acquiror Party) acknowledges and agrees that (a) neither the Company, any Seller Party nor any other Person is making any representations or warranties whatsoever, oral or written, express or implied, at law or in equity, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any other Acquiror Party beyond those expressly given in Article IV (as qualified by the Schedules), any Letter of Transmittal and the certificate contemplated by Section 9.2(c), (b) it is not relying and has not relied on any representations or warranties and hereby expressly disclaims any representations or warranties other than those representations and warranties expressly given in Article IV (as qualified by the Schedules), any Letter of Transmittal and the certificate contemplated by Section 9.2(c), (c) except for the representations and warranties expressly given in Article IV (as qualified by the Schedules), any Letter of Transmittal and the certificate contemplated by Section 9.2(c), it is not relying and has not relied on any representations or warranties made by any Person in respect of (i) the assets and the business of the Company or its Subsidiaries or (ii) the accuracy or completeness of any financial information, financial projections, forecasts, budgets, confidential information memorandum or any other document or information made available to any Acquiror Party or any other Person (including information in the Data Room or provided in any formal or informal management presentation), and (d) it (i) has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the business and operations of the Company and its Subsidiaries and (ii) is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and the Subsidiaries of the Company as contemplated hereunder.
Section 7.6Reinvestment. No later than five (5) Business Days prior to the Closing Date, Acquiror shall deliver to the Holder Representative (a) true, complete and correct copies of the Reinvestment Agreements duly executed by the parties thereto and (b) a schedule setting forth each Reinvestment Participant’s Individual Reinvestment Amount and the allocation thereof among each class of equity securities of Company Parent and In-the-Money Options. From and after the date hereof, Acquiror shall, and shall cause its representatives to, reasonably cooperate with the Holder Representative in connection with calculating the reduction in the proceeds payable to the Reinvestment Participants in connection with the Merger, including by providing such additional documentation and information as the Holder Representative may reasonably request.
ARTICLE VIII
JOINT COVENANTS
Section 8.1Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror and their respective Subsidiaries and Affiliates with respect to the Regulatory Consents and notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, which obligations shall control to the extent of any conflict with this Section 8.1, Acquiror, Merger Sub and the Company shall each, and shall each cause their respective Subsidiaries and Affiliates to use reasonable best efforts to satisfy the conditions of Article IX and otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party in connection with the consummation of the Merger or other transactions contemplated by this Agreement.
Section 8.2Tax Matters.
(a)Transfer Taxes. Acquiror will, at its expense, file all Tax Returns and other documentation necessary with respect to all Transfer Taxes and shall timely pay all Transfer Taxes (and shall reimburse the Holders and any of their Affiliates for any Transfer Taxes imposed on the Holders or any of their Affiliates), and the parties hereto will reasonably cooperate in the execution of such Tax Returns and other documentation.
(b)Post-Closing Actions. Acquiror and its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) shall not, solely to the extent any such action described in this Section 8.2(b) would be expected to increase any Tax liability taken into account in the determination of Estimated Accrued Income Taxes or Closing Date Net Working Capital, without the written consent of the Holder Representative (not to be unreasonably withheld, conditioned or delayed): (i) amend any previously filed Tax Returns for a Pre-Closing Tax Period, (ii) file any Tax Return for a Pre-Closing Tax Period in a manner inconsistent with past practice or in a jurisdiction where the Company or any of its Subsidiaries has not historically filed such a Tax Return, (iii) initiate any discussions or examinations with taxing authorities regarding Taxes with respect to any Pre-Closing Tax Periods, (iv) make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, (v) make, change or revoke any Tax election with respect to, or that has a retroactive effect to, Pre-Closing Tax Period or (vi) change any accounting method or adopt any convention that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Post-Closing Tax Period. Acquiror and its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) shall not make any election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement.
(c)Straddle Period Non-Income Taxes. In the case of any Straddle Period for purposes of this Agreement, the portion of any Tax that is allocable to the portion of such Tax period ending on and including the day immediately preceding the Closing Date shall: (i) in the case of any property or other similar Taxes, deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of calendar days of such Tax period ending on and including the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire Tax period, and (ii) in the case of all other non-Income Taxes not described in clause (i), determined as though the Tax period of the Company and its Subsidiaries ended based on a “closing of the books” as of the end of the day on the day immediately preceding the Closing Date.

(d)Company Prepared Tax Returns. The Company shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company or any of its Subsidiaries for Tax years or taxable periods of the Company or any of its Subsidiaries on or before the Closing Date. The Company shall timely submit all U.S. federal Income Tax Returns, Texas Income Tax Returns, and all such Income Tax Returns for jurisdictions in which the Company is undertaking tax planning relating to transactions contemplated hereby that is material in nature, along with all support for material tax positions and tax technical analysis in the possession of the Company or its Subsidiaries or any of their advisors, to Acquiror as soon as reasonably practicable, but in no event less than twenty (20) Business Days prior to the due date of any such Tax Return for Acquiror’s review, comment and consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, the Acquiror’s consent right pursuant to this Section 8.2(d) shall not apply to any Tax Return position of the Company and its Subsidiaries that (i) is consistent with past practice in all material respects or (ii) relating to the change in method of accounting as described on Schedule 4.19(b)(3); provided that the interest amounts capitalized to ending inventory and in cost of goods sold do not materially exceed the corresponding amounts set forth on Schedule 8.2(d). The Company shall pay any amount shown as due and payable on such Tax Returns.
(e)Consolidated Income Tax Group. Acquiror shall cause the Company to join the “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) of which Acquiror or a direct or indirect owner of Acquiror is the common parent effective as of the beginning of the date following the Closing Date, and neither Acquiror nor the Company shall make any election to ratably allocate items under Treasury Regulations Section 1.1502-76(b). To the extent permitted by applicable Law, the Closing Date shall be treated as the last date of a taxable period of the Company and its Subsidiaries.
(f)Termination of Tax Sharing Agreements. All Tax allocation agreements, Tax indemnity agreements, Tax sharing agreements or similar Contracts between the Company and any of its Subsidiaries shall terminate on the day before the Closing Date such that, on, from and after the Closing Date, the Company or any its Subsidiaries shall not be obligated to make any payment pursuant to any such agreement for any tax period.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may only be waived (if legally permitted) in writing by all of the parties hereto:
(a)All waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated hereby, and any agreement (including any timing agreement) with any Governmental Authority not to consummate the transactions contemplated hereby, shall have expired or been terminated.

(b)There shall not be in force any Governmental Order or other Law restraining, enjoining or otherwise prohibiting, or making unlawful, the consummation of the Merger.
Section 9.2Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)Representations and Warranties.
(i)Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification or limitation as to materiality or “Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 4.1(a) (Due Incorporation), Section 4.2(a) (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), Section 4.15 (Brokers’ Fees) and Section 4.19(a) (No Material Adverse Effect), shall be true and correct as of the Closing, as if made anew at and as of that time (except with respect to any such representation or warranty which speaks as to an earlier date, in which case such representation or warranty shall be true and correct at and as of such date) except for, in each case, such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect.
(ii)The representations and warranties of the Company contained in Section 4.19(a) (No Material Adverse Effect) shall be true and correct as of the date of this Agreement.
(iii)Each of the representations and warranties of the Company contained in Section 4.6 (Capitalization) shall be true and correct in all respects other than de minimis exceptions as of the Closing, as if made anew at and as of that time (except to the extent that any such representation or warranty speaks as to an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such earlier date).
(iv)Each of the representations and warranties of the Company contained in Section 4.1(a) (Due Incorporation), Section 4.2(a) (Subsidiaries), Section 4.3 (Due Authorization) and Section 4.15 (Brokers’ Fees) shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (except to the extent that any such representation or warranty speaks as to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date).
(b)Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an authorized officer of the Company (solely in his or her capacity as such), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been fulfilled.

(d)No Material Adverse Effect. From the date of this Agreement there shall not have occurred a Material Adverse Effect.
Section 9.3Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)Each of the representations and warranties of Acquiror contained in this Agreement (without giving effect to any materiality or “Acquiror Material Adverse Effect” or similar qualifications therein) shall be true and correct as of the Closing, as if made anew at and as of that time (except with respect to any such representation or warranty which speaks as to an earlier date, in which case such representation or warranty shall be true and correct at and as of such date) except for, in each case, such failures to be true and correct as would not reasonably be expected to have an Acquiror Material Adverse Effect.
(b)Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that the covenants and agreements contained in Section 2.6(b) shall have been performed and complied with in all respects.
(c)Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror (solely in his or her capacity as such), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.
Section 9.4Satisfaction of Conditions. All conditions to the obligations of the Company, Acquiror and Merger Sub to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)by written consent of the Company and Acquiror;
(b)by the Company or Acquiror, by written notice to the other party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Governmental Order or other Law or taken any other action permanently restraining, enjoining or prohibiting or otherwise making unlawful the transactions contemplated by this Agreement;
(c)by the Company or Acquiror, by written notice to the other party, if the Closing has not occurred on or before March 27, 2025 (the “Initial Termination Date”); provided, however, that in the event that at the Initial Termination Date, all of the conditions to closing set forth in Article IX are satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), other than the conditions set forth in Section 9.1(a) or Section 9.1(b) (with respect to Section 9.1(b), solely with respect to Governmental Orders or Laws arising under or issued pursuant to Antitrust

Laws), then the Initial Termination Date shall automatically be extended up to two (2) times, first, for a period of six (6) months, and the second such extension, for a period of three (3) months (such date, as so extended beyond the Initial Termination Date pursuant to this Section 10.1(c), the “Extended Termination Date”); provided, further that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party hereto if such party is then in default or breach of this Agreement and such breach or default has been the primary cause of the Closing not occurring prior to the Termination Date;
(d)by written notice to the Company from Acquiror, if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.1 or Section 9.2 would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such Terminating Company Breach and the Termination Date) after receipt by the Company of notice from Acquiror of such Terminating Company Breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Acquiror if Acquiror or Merger Sub is in default or breach of this Agreement such that the conditions specified in Section 9.1 or Section 9.3 would not be satisfied;
(e)by written notice to Acquiror from the Company, if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.1 or Section 9.3 would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror (other than any breach of any of Acquiror’s obligation to pay any portion of the Estimated Merger Consideration in accordance with Section 2.6(b)), then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such Terminating Acquiror Breach and the Termination Date) after receipt by Acquiror of notice from the Company of such Terminating Acquiror Breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Company if the Company is in default or breach of this Agreement such that the conditions specified in Section 9.1 or Section 9.2 would not be satisfied; or
(f)by written notice to the Company from Acquiror, if the Company Stockholder Approval is not obtained within two (2) Business Days of the date of this Agreement.
Section 10.2Termination Fee.

(a)If (i) this Agreement is terminated pursuant to Section 10.1(b) (solely in the event the applicable Governmental Order, Law or other action permanently restraining, enjoining or prohibiting or otherwise making unlawful the transactions contemplated by this Agreement arises under or is issued pursuant to Antitrust Laws) or Section 10.1(c) and (ii) on the date of such termination all of the conditions to closing set forth in Article IX are satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), other than the conditions set forth in Section 9.1(a) or Section 9.1(b) (with respect to Section 9.1(b), solely with respect to Governmental Orders or Laws arising under or issued pursuant to Antitrust Laws), then Acquiror shall pay an amount in cash equal to $894,250,000 (the “Termination Fee”) to the Company (or as otherwise directed by the Holder Representative) within two (2) Business Days after such termination.
(b)If Acquiror fails to promptly pay the amount due pursuant to this Section 10.2(a), Acquiror shall pay to the Company (or as otherwise directed by the Holder Representative) the Company’s and the Holder Representatives’ reasonable and documented fees, costs and expenses (including reasonable and documented attorney’s fees and expenses and disbursements) incurred in connection with seeking payment of the amount due pursuant to this Section 10.2 from Acquiror (including with respect to any Action commenced by the Company), together with interest on the amount of the Termination Fee at an interest rate per annum equal to the prime rate in effect on the date hereof (as published in the Wall Street Journal, Eastern Edition), from the date the payment of the Termination Fee is due through the date such payment in full is actually received.
(c)The Company, Acquiror and Merger Sub acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that without these agreements, the Company would not enter into this Agreement. Each of the parties hereto acknowledges that the payment by Acquiror of the Termination Fee is not a penalty, but constitutes liquidated damages. Acquiror and Merger Sub hereby acknowledge and agree that nothing in this Section 10.2 (including the payment of the Termination Fee) shall limit the Company’s rights set forth in Section 10.3.
Section 10.3Effect of Termination. Except as otherwise set forth in Section 10.2 or this Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith be terminated and become void and have no further force and effect, without any liability on the part of any party hereto or their respective Affiliates, officers, directors or equityholders, other than liability of any party hereto for any intentional and willful breach of this Agreement (including any breach by Acquiror of Section 7.1) by such party occurring prior to such termination (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by the Company or the Holders (taking into consideration relevant matters, including the total amount payable to the Holders under this Agreement and the time value of money), which shall be deemed in such event to be Damages of the Company). Any failure of Acquiror or Merger Sub to consummate the Closing when required pursuant to Section 2.3 shall be an intentional and willful breach of this Agreement. The provisions of Section 6.10(c), Section 6.10(d), Section 10.2, this Section 10.3, Article XI, and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

ARTICLE XI
HOLDER REPRESENTATIVE
Section 11.1Designation and Replacement of the Holder Representative. The parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Holders for certain limited purposes, as specified herein (the “Holder Representative”). Shingle Acquisition, LP shall be the agent and attorney-in-fact for each of the Holders to act as the Holder Representative under this Agreement, the Escrow Agreement and Letter of Transmittal (together, the “Ancillary Documents”) in accordance with the terms of this Article XI. In the event of the resignation of the Holder Representative, a successor Holder Representative, appointed by the resigning Holder Representative, shall thereafter be appointed by an instrument in writing signed by such successor Holder Representative.
Section 11.2Authority of the Holder Representative.
(a)The Holder Representative is hereby (and each Letter of Transmittal shall provide, that the Holder Representative is) authorized and empowered to act for, and on behalf of, any or all of the Holders (with full power of substitution in the premises) in connection with (i) the purchase price adjustment set forth in Section 3.4 and (ii) such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement, including (A) to receive or direct the receipt or distribution of all payments owing to the Holders under this Agreement, (B) to withhold any amounts received on behalf of the Holders in order to satisfy any actual or potential liabilities of the Holders under this Agreement, (C) to make any payments on behalf of the Holders and collect from the Holders (in accordance with each Holder’s Pro Rata Share of such expenses) any amounts paid in settlement of any claims under this Agreement, (D) to terminate, amend, waive any provision of or abandon this Agreement or any of the Ancillary Documents, (E) to act as the representative of the Holders to review and authorize all claims and disputes or question the accuracy thereof, (F) to negotiate and compromise on their behalf with Acquiror any claims asserted hereunder and to authorize payments to be made with respect thereto, (G) to distribute or direct the distribution of any payments to Holders as contemplated by this Agreement, (H) to take such further actions as are authorized in this Agreement or the Ancillary Documents and (I) in general, do all things and perform all acts, including executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Holder Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement. Acquiror and Merger Sub shall be entitled to rely on such appointment and to treat the Holder Representative as the duly appointed attorney-in-fact of each Holder. Notices given to the Holder Representative in accordance with the provisions of this Agreement shall constitute notice to the Holders for all purposes under this Agreement. The Holder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Letter of Transmittal, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement, the Letter of Transmittal or shall otherwise exist against the Holder Representative.
(b)The appointment of the Holder Representative is an agency coupled with an interest and is irrevocable and any action taken by the Holder Representative pursuant to the authority granted in this Article XI shall be effective and absolutely binding on each Holder notwithstanding any contrary action of or direction from such Holder, and the death or incapacity, or dissolution or other termination of existence, of any Holder shall not terminate the authority and agency of the Holder Representative, and each Letter of Transmittal shall provide for the foregoing. Acquiror, Merger Sub and any other party to an Ancillary Document in dealing with the Holder Representative may conclusively rely, without inquiry, upon any act taken (or omitted to be taken) of the Holder Representative as the act of the Holders, all of which actions (or omissions) shall be legally binding upon the Holders.
Section 11.3No Liability. The Holder Representative shall not be (and each Letter of Transmittal shall provide, that the Holder Representative shall not be) liable to any Holder, with respect to any action taken or omitted to be taken by the Holder Representative in its role as the Holder Representative under or in connection with this Agreement or any Ancillary Document, unless such action or omission results from or arises out of willful misconduct on the part of the Holder Representative. Acquiror and Merger Sub acknowledge and agree that the Holder Representative is party to this Agreement solely for purposes of serving as the “Holder Representative”.
Section 11.4Holder Representative Expenses. The Holder Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified from, the Holder Allocable Expenses, by the Holders for any and all expenses, charges and liabilities, including reasonable attorneys’ fees (collectively, the “Holder Representative Expenses”), incurred by the Holder Representative in the performance or discharge of its duties set forth in this Article XI. If the amount of the Holder Allocable Expenses is less than the Holder Representative Expenses, each Holder shall pay to the Holder Representative an amount equal to the product of (a) such Holder’s Pro Rata Share multiplied by (b) the difference between (i) the Holder Representative Expenses and (ii) the Holder Allocable Expenses. In the event that the Holder Allocable Expenses exceed the Holder Representative Expenses, at such time as the Holder Representative determines (in its sole discretion) is appropriate, such excess amount shall be distributed to the Holders with each Holder receiving an amount in cash equal to (x) the balance of such excess, multiplied by (y) such Holder’s Pro Rata Share.
ARTICLE XII
MISCELLANEOUS
Section 12.1Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement (including any Transmittal Materials) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time (and then only to such extent), which shall survive until such covenants and agreements have been fully performed in accordance with their terms. In furtherance of the foregoing, each party hereto hereby waives (on behalf of itself and each of its Affiliates), to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to the Company or any of its Subsidiaries, or the subject matter of this

Agreement that such party may have against the other parties hereto or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, Contract, tort or otherwise. Without limiting the generality of the foregoing:
(a)each of Acquiror and Merger Sub hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement;
(b)after the Effective Time, none of the Acquiror Parties may seek the rescission of the transactions contemplated by this Agreement;
(c)the provisions of and the limitation of remedies provided in this Section 12.1 were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Base Purchase Price;
(d)the parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and
(e)the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Notwithstanding the foregoing, nothing in this Section 12.1 shall limit any claims for Fraud after the Effective Time.
Section 12.2Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, similar governing body or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.11 and by an agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement.
Section 12.3Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
(a)If to Acquiror, Merger Sub or, following the Closing, the Company, to:
c/o The Home Depot, Inc.
2455 Paces Ferry Road NW

Atlanta, GA 30339-4024
Attention: Vice President – Legal and Deputy General Counsel
Email: [****]
with a copy, which shall not constitute notice, to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello; Eoghan P. Keenan
Email: [****]
(b)If to the Company (prior to the Closing), to:
Shingle Acquisition Holdings, Inc.
c/o SRS Distribution, Inc.
7440 S Hwy 121
McKinney, Texas 75070
Attention: Dustin Gunderson
Email: [****]
with copies, which shall not constitute notice, to:
Leonard Green & Partners L.P.
11111 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
Attention: Jonathan Seiffer and Adam Levyn
Email: [****]
and
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Paul Kukish; Michael Vardanian; Daniel Williams
Email: [****]
(c)If to the Holder Representative, to:
Shingle Acquisition, LP
c/o Leonard Green & Partners L.P.
11111 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
Attention: Jonathan Seiffer and Adam Levyn
Email: [****]

with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Paul Kukish; Michael Vardanian; Daniel Williams
Email: [****]
or to such other address or addresses as the parties hereto may from time to time designate in writing by notice to the other parties hereto in accordance with this Section 12.3.
Section 12.4Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.5Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and its Subsidiaries (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (b) the Acquiror Parties, are intended third-party beneficiaries of, and may enforce, this Section 12.5 and Section 12.16, (c) Latham & Watkins LLP (“L&W”) is an intended third-party beneficiary of, and may enforce, this Section 12.5 and Section 12.17, and (d) the Seller Parties are intended third party beneficiaries of, and may enforce, this Section 12.5, Section 12.16 and Section 12.18.
Section 12.6Expenses. Except as otherwise provided herein (including Section 3.4(b), Section 6.2, Section 7.1(d) and Section 8.2(a)), each party hereto (other than the Holder Representative, whose expenses shall be paid out of the Holder Allocable Expenses), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, further, that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.
Section 12.7Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.8Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.
Section 12.9Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the applicability of such disclosure is reasonably apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.10Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Ancillary Documents, and that certain Confidentiality Agreement, dated as of January 4, 2024 by and between Acquiror, or its applicable Affiliate, and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement, the Ancillary Documents and the Confidentiality Agreement.
Section 12.11Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the board of directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.11 to the extent permitted under Section 251(d) of the DGCL.
Section 12.12Publicity. All press releases or other public communications of any nature whatsoever relating to this Agreement or the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror, the Company and the Holder Representative, which approval shall not be unreasonably conditioned, withheld, delayed or denied by any of them. The foregoing shall not prohibit communications required by applicable Law or Governmental Order or any obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that the party required to make such communication shall, prior to making such communication, give each other party hereto a reasonable opportunity to review and comment upon, any such communication. Notwithstanding the foregoing, the limitations set forth in this Section 12.12 shall not apply to the Sponsors or their respective Affiliates with respect to any ordinary course communication to their current investors.

Section 12.13Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.
Section 12.14Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.15Enforcement.
(a)The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach the provisions of this Agreement. The parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or inadequacy of any remedy at law, prior to the valid termination of this Agreement in accordance with Section 10.1 (except with respect to the Surviving Provisions), this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Acquiror would have entered into this Agreement.
(b)Each party hereto agrees that it will not oppose the granting of specific performance or other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.
Section 12.16Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party and in no event shall any party hereto have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions, or Fraud of any other Person. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, in each case of the Persons described in the foregoing clauses (a) and (b), shall have any liability (whether in contract, tort, equity or otherwise, including any and all causes of action arising from or otherwise relating to such Persons’ receipt of consideration or other benefits from this Agreement and the transaction contemplated thereby) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror or Merger Sub under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.16 shall limit the obligations of, or preclude or derogate from any Action against, Acquiror, or its applicable Affiliate, pursuant to the Confidentiality Agreement in accordance with the terms of the Confidentiality Agreement.
Section 12.17Acknowledgement and Waiver.
(a)It is acknowledged by each of the parties hereto that the Holder Representative and the Company have retained L&W to act as their counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Acquiror, Merger Sub and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the Company and the Holder Representative related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W and the Company, the Holders, the Holder Representatives or their respective Affiliates, related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and its Subsidiaries and L&W related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Holder Representative, (ii) the Company and its Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its

Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 12.17 (the “Privileged Deal Communications”) and acknowledge and agree that all such rights shall reside with the Holder Representative. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Company, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of Privileged Deal Communications to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Holder Representative (not to be unreasonably withheld, conditioned or delayed).
(b)Acquiror, Merger Sub and the Company agree that, notwithstanding any current or prior representation of the Company by L&W, L&W shall be allowed to represent any Holder, the Holder Representative or any of their respective Affiliates in any matters and disputes adverse to Acquiror, Merger Sub or the Company or any of its Subsidiaries that either is existing on the date of this Agreement or arises in the future and relates to this Agreement and the transactions contemplated hereby; and each of Acquiror, Merger Sub and the Company (on behalf of itself and the other Acquiror Parties) hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Acquiror, Merger Sub and the Company agree that, in the event that a dispute arises after Closing between Acquiror, Merger Sub or the Company, on the one hand, and any Holder, the Holder Representative or any of their respective Affiliates, on the other, L&W may represent such Holder, the Holder Representative or Affiliate in such dispute even though the interests of such Holder, the Holder Representative or Affiliate may be directly adverse to Acquiror or the Company and even though L&W may have represented the Company in a matter substantially related to such dispute.
(c)Each of Acquiror and Merger Sub acknowledge, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and its Subsidiaries), acknowledges that any advice given to or communication with any Holder, the Holder Representative or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Holder, the Holder Representative and any Affiliate of each such Person (other than the Company or any of its Subsidiaries). Acquiror, Merger Sub and the Company each hereby acknowledge that each of them has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.
Section 12.18Release. Effective upon the Effective Time, Acquiror, Merger Sub and each of the other Acquiror Parties and, from and after the Closing, the Company and its Subsidiaries, hereby finally, irrevocably, absolutely and unconditionally waives, releases acquits, remises, satisfies and forever discharges any claims that any of the Acquiror Parties or, from and after the Closing, the Company or any of its Subsidiaries, currently has or, in the future, may have against any of the Seller Parties for any of such Person’s actions or omissions prior to the Closing in relation to or arising from the Company and its Subsidiaries and their respective pre-Closing businesses, operations and properties, other than claims expressly permitted under this Agreement in respect of any party hereto. Each of Acquiror, Merger Sub and the Company hereby acknowledges (a) the release set forth in the preceding sentence and covenants and agrees that it will honor such release and will not, and will cause the Company and its Subsidiaries (and each other Acquiror Party) not to, take any action inconsistent therewith (including commencing litigation with respect to, or directly or indirectly transferring to another Person, any released claims) and (b) that no Seller Party shall have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions, or Fraud of any other Person.
[Signature Pages Immediately Follow]

IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.
THE HOME DEPOT, INC.
By:    /s/ Richard McPhail
Name: Richard McPhail
Title: Executive Vice President and Chief Financial Officer
STAR ACQUISITION MERGER SUB INC.
By:    /s/ Teresa Wynn Roseborough
Name: Teresa Wynn Roseborough
Title: Vice President and Secretary
SHINGLE ACQUISITION HOLDINGS, INC.
By:    /s/ Daniel R. Tinker
Name: Daniel R. Tinker
Title: Chief Executive Officer
SHINGLE ACQUISITION, LP, solely in its capacity as the initial Holder Representative
By:    SHINGLE ACQUISITION GP, LLC, its general partner
By:    /s/ Daniel R. Tinker
Name: Daniel R. Tinker
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]